                                                              [CONFORMED COPY]

                                                                  EXHIBIT 10.1



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                                PANAVISION INC.



                         _____________________________



                               CREDIT AGREEMENT


                           Dated as of June 5, 1997


                         ______________________________



                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent





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


                              TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                                         Page

Section 1.  Definitions and Accounting Matters . . . . . . . . . . . . .    1
     1.01  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .    1
     1.02  Accounting Terms and Determinations . . . . . . . . . . . . .   28
     1.03  Classes, Currencies and Types of Loans; Sub-Classes
             of Revolving Credit Loans . . . . . . . . . . . . . . . . .   30

Section 2.  Commitments, Loans, Evidence of Debt and  Prepayments. . . .   30
     2.01  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     2.02  Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     2.03  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . .  33
     2.04  Changes of Commitments . . . . . . . . . . . . . . . . . . . .  39
     2.05  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . .  41
     2.06  Lending Offices. . . . . . . . . . . . . . . . . . . . . . . .  41
     2.07  Several Obligations; Remedies Independent. . . . . . . . . . .  41
     2.08  Evidence of Debt . . . . . . . . . . . . . . . . . . . . . . .  42
     2.09  Optional Prepayments and Conversions or Continuations
             of Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     2.10  Mandatory Prepayments and Reductions of Commitments. . . . . .  43

Section 3.  Payments of Principal and Interest. . . . . . . . . . . . . .  48
     3.01  Repayment of Loans . . . . . . . . . . . . . . . . . . . . . .  48
     3.02  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

Section 4.  Payments; Pro Rata Treatment; Computations; Etc . . . . . . .  50
     4.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     4.02  Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . .  51
     4.03  Computations . . . . . . . . . . . . . . . . . . . . . . . . .  52
     4.04  Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . .  52
     4.05  Certain Notices. . . . . . . . . . . . . . . . . . . . . . . .  53
     4.06  Non-Receipt of Funds by the Administrative Agent . . . . . . .  54
     4.07  Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . .  55

Section 5.  Yield Protection, Etc . . . . . . . . . . . . . . . . . . . .  57
     5.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . .  57
     5.02  Limitation on Types of Loans . . . . . . . . . . . . . . . . .  59
     5.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     5.04  Treatment of Affected Loans. . . . . . . . . . . . . . . . . .  60
     5.05  Compensation . . . . . . . . . . . . . . . . . . . . . . . . .  62
     5.06  Additional Costs in Respect of Letters of Credit . . . . . . .  62
     5.07  U.S. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     5.08  Replacement Lenders. . . . . . . . . . . . . . . . . . . . . .  65


                                      (i)

Section 6.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     6.01  The Guarantee. . . . . . . . . . . . . . . . . . . . . . . . .  66
     6.02  Obligations Unconditional. . . . . . . . . . . . . . . . . . .  66
     6.03  Reinstatement. . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.04  Subrogation. . . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.05  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     6.06  Instrument for the Payment of Money. . . . . . . . . . . . . .  68
     6.07  Continuing Guarantee . . . . . . . . . . . . . . . . . . . . .  69
     6.08  Rights of Contribution . . . . . . . . . . . . . . . . . . . .  69
     6.09  General Limitation on Guarantee Obligations. . . . . . . . . .  70

Section 7.  Conditions Precedent. . . . . . . . . . . . . . . . . . . . .  70
     7.01  Effectiveness and Initial Extension of Credit. . . . . . . . .  70
     7.02  Initial and Subsequent Extensions of Credit. . . . . . . . . .  74

Section 8.  Representations and Warranties. . . . . . . . . . . . . . . .  74
     8.01  Existence. . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     8.02  Financial Condition. . . . . . . . . . . . . . . . . . . . . .  75
     8.03  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     8.04  No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     8.05  Action . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     8.06  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     8.07  Use of Credit. . . . . . . . . . . . . . . . . . . . . . . . .  77
     8.08  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     8.09  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     8.10  Investment Company Act . . . . . . . . . . . . . . . . . . . .  78
     8.11  Public Utility Holding Company Act . . . . . . . . . . . . . .  78
     8.12  Material Agreements and Liens. . . . . . . . . . . . . . . . .  78
     8.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . .  79
     8.14  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .  79
     8.15  Subsidiaries, Etc. . . . . . . . . . . . . . . . . . . . . . .  80
     8.16  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . .  81
     8.17  True and Complete Disclosure . . . . . . . . . . . . . . . . .  81

Section 9.  Covenants of the Borrower . . . . . . . . . . . . . . . . . .  82
     9.01  Financial Statements Etc.. . . . . . . . . . . . . . . . . . .  82
     9.02  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  86
     9.03  Existence, Etc.. . . . . . . . . . . . . . . . . . . . . . . .  87
     9.04  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  87
     9.05  Prohibition of Fundamental Changes . . . . . . . . . . . . . .  88
     9.06  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . .  91
     9.07  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  93
     9.08  Investments. . . . . . . . . . . . . . . . . . . . . . . . . .  93
     9.09  Restricted Payments. . . . . . . . . . . . . . . . . . . . . .  94
     9.10  Certain Financial Covenants. . . . . . . . . . . . . . . . . .  95
     9.11  Subordinated Indebtedness. . . . . . . . . . . . . . . . . . .  97
     9.12  Lines of Business. . . . . . . . . . . . . . . . . . . . . . .  97
     9.13  Transactions with Affiliates . . . . . . . . . . . . . . . . .  98
     9.14  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  98
     9.15  Certain Obligations Respecting Subsidiaries. . . . . . . . . .  99
     9.16  Modifications of Certain Documents . . . . . . . . . . . . . . 101


                                      (ii)

Section 10.  Events of Default. . . . . . . . . . . . . . . . . . . . . . 101

Section 11.  The Administrative Agent . . . . . . . . . . . . . . . . . . 106
     11.01  Appointment, Powers and Immunities. . . . . . . . . . . . . . 106
     11.02  Reliance by Administrative Agent. . . . . . . . . . . . . . . 107
     11.03  Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . 107
     11.04  Rights as a Lender. . . . . . . . . . . . . . . . . . . . . . 108
     11.05  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 108
     11.06  Non-Reliance on Administrative Agent and Other Lenders. . . . 109
     11.07  Failure to Act. . . . . . . . . . . . . . . . . . . . . . . . 109
     11.08  Resignation or Removal of Administrative Agent. . . . . . . . 110
     11.09  Consents under Other Loan Documents . . . . . . . . . . . . . 110

Section 12.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 111
     12.01  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
     12.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
     12.03  Expenses, Etc.. . . . . . . . . . . . . . . . . . . . . . . . 111
     12.04  Amendments, Etc.. . . . . . . . . . . . . . . . . . . . . . . 113
     12.05  Successors and Assigns. . . . . . . . . . . . . . . . . . . . 114
     12.06  Assignments and Participations. . . . . . . . . . . . . . . . 114
     12.07  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . 118
     12.08  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . 118
     12.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 118
     12.10  Governing Law; Submission to Jurisdiction . . . . . . . . . . 118
     12.11  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . 119
     12.12  Treatment of Certain Information; Confidentiality . . . . . . 119


SCHEDULE I   - Commitments
SCHEDULE II  - Material Agreements and Liens
SCHEDULE III - Subsidiaries and Investments
SCHEDULE IV  - Equity Interests of the Borrower
SCHEDULE V   - Litigation
SCHEDULE VI  - Taxes
SCHEDULE VII - Environmental Matters


EXHIBIT A - Form of Incremental Term Loan Activation Notice
EXHIBIT B - Form of Security Agreement
EXHIBIT C - Form of Opinion of Special New York Counsel to the Obligors EXHIBIT D - Form of Opinion of Special New York Counsel to Chase
EXHIBIT E - Form of Guarantee Assumption Agreement
EXHIBIT F - Form of Confidentiality Agreement
EXHIBIT G - Form of Assignment and Acceptance


                                     (iii)

     CREDIT AGREEMENT dated as of June 5, 1997 between: PANAVISION INC., a Delaware corporation (the "BORROWER"); each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereof and each Subsidiary of the Borrower that becomes a "Subsidiary Guarantor" after the date hereof pursuant to Section 9.15(a) hereof (individually, a "SUBSIDIARY GUARANTOR" and, collectively, the "SUBSIDIARY GUARANTORS" and, together with the Borrower, the "OBLIGORS"); each of the lenders that is a signatory hereto identified under the caption "LENDERS" on the signature pages hereto and each lender that becomes a "Lender" after the date hereof pursuant to Section 12.06(b) hereof (individually, a "LENDER" and, collectively, the "LENDERS"); and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "ADMINISTRATIVE AGENT").

     The Borrower has requested that the Lenders extend credit to the Borrower, under the guarantee of the Subsidiary Guarantors, in an aggregate principal or face amount not to exceed $150,000,000 at any one time outstanding to finance the Visual Action Acquisition (as defined below) and the payment of fees, commissions and expenses payable in connection therewith, to refinance loans outstanding under the Existing Credit Agreement (as defined below) and to provide funds for the general corporate purposes of the Borrower and its Subsidiaries. The Lenders are prepared to extend such credit upon the terms and conditions hereof and, accordingly, the parties hereto agree as follows:

     Section 1.  DEFINITIONS AND ACCOUNTING MATTERS.

     1.01 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and VICE VERSA):

     "ACQUIRED ENTITY" shall mean any business, assets or Person subject to an Acquisition permitted under Section 9.05(b)(iv) hereof.

      "ACQUISITION" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, partnership, joint venture or other firm or any division of any corporation, partnership, joint venture or other firm or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise, (b) directly or indirectly

                               CREDIT AGREEMENT
acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership interest in any partnership, joint venture or other firm. The terms "ACQUIRE" and "ACQUIRED" used as a verb shall have a correlative meaning.

     "ADMINISTRATIVE QUESTIONNAIRE" means an administrative questionnaire in a form supplied by the Administrative Agent.

     "AFFILIATE" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Borrower and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries and
(b) none of the Wholly Owned Subsidiaries of the Borrower shall be Affiliates.

     "APPLICABLE LENDING OFFICE" shall mean, for each Lender and for each Type and Currency of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type and Currency of Loan on such Lender's Administrative Questionnaire or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type and Currency are to be made and maintained.

     "APPLICABLE FEE RATE" shall mean, during any Accrual Period (as defined in the definition of "Applicable Margin" in this Section 1.01), the rate indicated opposite the applicable Total Debt Ratio indicated below for such Accrual Period:


                               CREDIT AGREEMENT

             RANGE
              OF
        TOTAL DEBT RATIO                   APPLICABLE FEE RATE (% P.A.)
   -------------------------             -------------------------------

     Greater than or equal
         to 1.75  to 1                                0.375%

     Greater than or equal
       to 1.25 to 1 but
      less than 1.75 to 1                             0.3125%

      Less than 1.25 to 1                             0.25%.

     The Total Debt Ratio for each Accrual Period shall be determined as set forth in the definition of "Applicable Margin" in this Section 1.01.

     Anything in this Agreement to the contrary notwithstanding, the Applicable Fee Rate shall be 0.375% (i) during any period when an Event of Default shall have occurred and be continuing, or (ii) so long as the Borrower shall be in default of its obligation to deliver any financial statements pursuant to Section 9.01(b) or 9.01(c) hereof.

     "APPLICABLE MARGIN" shall mean, (a) with respect to Revolving Credit Loans and Tranche A Term Loans of any Type during any Accrual Period (as defined below), the respective rates indicated below for such Loans opposite the applicable Total Debt Ratio indicated below for such Accrual Period and
(b) with respect to Incremental Term Loans of any Type, the rate per annum agreed to by the Borrower and the Incremental Term Loan Lenders and set forth in the Incremental Term Loan Activation Notice:

             RANGE
              OF                        APPLICABLE MARGIN (% P.A.)
        TOTAL DEBT RATIO           BASE RATE LOANS    EUROCURRENCY LOANS
        ----------------           ---------------    ------------------

     Greater than or equal
          to 2.00 to 1                    0%                  1.25%

     Greater than or equal
        to 1.75 to 1 but
       less than 2.00 to 1                0%                  1.00%

     Greater than or equal
       to 1.25 to 1 but
      less than 1.75 to 1                 0%                  0.75%

      Less than 1.25 to 1                 0%                  0.625%.

     For purposes of this definition and the definition of "Applicable Fee Rate", an "ACCRUAL PERIOD" shall mean the period commencing


                               CREDIT AGREEMENT
during any fiscal quarter on the date (the "CHANGE DATE") that is the third Business Day following the receipt by the Administrative Agent of the certificate referred to in the next following paragraph to but not including the Change Date in the immediately following fiscal quarter, PROVIDED that the initial Accrual Period shall commence on the Effective Date and continue until the Change Date during the fiscal quarter commencing July 1, 1997.

     The Total Debt Ratio for the initial Accrual Period shall be determined on the basis of the certificate of a Senior Officer delivered pursuant to
Section 7.01(m) hereof. The Total Debt Ratio for any Accrual Period after the initial Accrual Period shall be determined on the basis of a certificate of a Senior Officer setting forth a calculation of the Total Debt Ratio as at the last day of the fiscal quarter ending immediately prior to the first day of such Accrual Period, each of which certificates shall be delivered together with the financial statements for the fiscal quarter on which such calculation is based, PROVIDED that, with respect to the last fiscal quarter of a fiscal year of the Borrower, the Borrower may (but shall not be required to) provide such certificate and accompanying unaudited financial statements for such fiscal quarter (of the type contemplated by Section 9.01(b) hereof) to the Administrative Agent prior to the delivery of the audited financial statements of the Borrower required to be delivered pursuant to Section 9.01(c) hereof and such certificate shall be the basis for determining the Total Debt Ratio for purposes of this definition and the definition of "Applicable Fee Rate".

     Anything in this Agreement to the contrary notwithstanding, the Applicable Margin for Revolving Credit Loans or Tranche A Term Loans that are Eurocurrency Loans shall be the highest rates provided for above (I.E. 1.25%)
(i) during any period when an Event of Default shall have occurred and be continuing, or (ii) so long as the Borrower shall be in default of its obligation to deliver any financial statements pursuant to Section 9.01(b) or 9.01(c) hereof.

     "AVAILABLE DOLLAR COMMITMENT" shall mean, at any time, for any Revolving Credit Lender, the Revolving Credit Commitment of such Lender as in effect at such time MINUS, if such Lender is a Sterling Lender, the Dollar Equivalent of the aggregate outstanding principal amount of Sterling Loans made by such Lender.

     "BANKRUPTCY CODE" shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

     "BASE RATE" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day


                               CREDIT AGREEMENT
plus 1/2 of 1% and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

     "BASE RATE LOANS" shall mean Loans that bear interest at rates based upon the Base Rate.

     "BASIC DOCUMENTS" shall mean, collectively, this Agreement, the other Loan Documents and the Visual Action Acquisition Documents.

     "BASLE ACCORD" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

     "BUSINESS DAY" shall mean any day (a) on which commercial banks are not authorized or required to close in New York City or London and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or a Continuation of an Interest Period for, a Eurocurrency Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Conversion or a Continuation of an Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market or on which dealings in Pound Sterling deposits are carried out in the Paris interbank market, as the case may be.

      "CAPITAL EXPENDITURES" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of assets capitalized under Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; PROVIDED that in calculating Capital Expenditures there shall be excluded any expenditure to the extent made with the proceeds of any Casualty Event or any Excluded Disposition.

     "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.


                               CREDIT AGREEMENT

     "CASUALTY EVENT" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

     "CHASE" shall mean The Chase Manhattan Bank.

     "CLASS" shall have the meaning assigned to such term in Section 1.03 hereof.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "COLLATERAL ACCOUNT" shall have the meaning assigned to such term in
Section 4.01 of the Security Agreement.

     "COMMITMENTS" shall mean, collectively, the Revolving Credit
Commitments, the Tranche A Term Loan Commitments and the Incremental Term Loan Commitments.

     "CONTINUE", "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 2.09 hereof of a Eurocurrency Loan from one Interest Period to the next Interest Period for such Loan.

     "CONVERT", "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 2.09 hereof of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

     "CURRENCY" shall mean Dollars or Pounds Sterling.

     "CURRENCY VALUATION NOTICE" shall have the meaning assigned to such term in Section 2.10(h) hereof.

     "DEBT SERVICE" shall mean, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Lease Obligations) made during such period PLUS (b) all Interest Expense for such period.

     "DEFAULT" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.


                               CREDIT AGREEMENT

      "DISPOSITION" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person.

      "DOLLAR EQUIVALENT" shall mean, with respect to any Sterling Loan, the amount of Dollars that would be required to purchase the amount of Pounds Sterling of such Loan on the date such Loan is requested (or, in the case of any determination made under Section 2.01(e), 2.05(a), 2.09 or 2.10(h) hereof, on the date specified in such Section), based on the spot selling rate at which Chase offers to sell Pounds Sterling in Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

      "DOLLAR LOANS" shall mean the Revolving Credit Loans provided for in
Section 2.01(a)(i) hereof, which may be Base Rate Loans and/or Eurodollar
Loans.

      "DOLLARS" and "$" shall mean lawful money of the United States of America.

      "EBITDA" shall mean, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net income for such period (calculated after eliminating extraordinary gains and losses and unusual items) PLUS (b) income and other taxes (to the extent deducted in determining net income) for such period PLUS (c) depreciation and amortization and other non-cash charges (to the extent deducted in determining net income) for such period PLUS (d) the aggregate amount of Interest Expense for such period MINUS (e) the aggregate amount of interest income for such period PLUS (f) the aggregate amount of upfront or one-time fees or expenses payable in respect of Interest Rate Protection Agreements during such period (to the extent deducted in determining net income for such period) PLUS (g) the amount of unrealized foreign exchange losses (net of any gains) (or MINUS the amount of unrealized foreign exchange gains (net of any losses)); PROVIDED that there shall be added back to the calculation of EBITDA non-cash minority interests related to Panavision Canada Holdings to the extent deducted in calculating EBITDA for such period.

      "EFFECTIVE DATE" shall mean the date upon which all of the conditions set forth in Section 7.01 hereof have been satisfied or waived.

      "ENVIRONMENTAL LAWS" shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of

                            CREDIT AGREEMENT
human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, generation, recycling, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes (or the effect of the same on human health or safety).

      "EQUITY ISSUANCE" shall mean (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); PROVIDED that Equity Issuance shall not include (w) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower, (x) any capital contribution by the Borrower or any Subsidiary of the Borrower to any Subsidiary of the Borrower, (y) any issuance of convertible subordinated debt that constitutes Subordinated Indebtedness issued in accordance with Section 9.11(a) hereof or (z) any issuance of equity securities upon the exercise of any conversion right with respect to such convertible subordinated debt.

      "EQUITY RIGHTS" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA AFFILIATE" shall mean any corporation or trade or business that is a member of any group of organizations

                              CREDIT AGREEMENT

(i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in
Section 414(m) or (o) of the Code of which the Borrower is a member.

      "EUROCURRENCY LOANS" shall mean Loans that bear interest at rates based on rates referred to in the definition of "Eurocurrency Rate" in this Section 1.01.

      "EUROCURRENCY RATE" shall mean, for any Interest Period for any Eurocurrency Loan denominated in either Currency, the rate for deposits in such Currency for a period comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of such Interest Period; PROVIDED that, if such rate does not appear on such Telerate Page, the "Eurocurrency Rate" shall be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, of the rates per annum quoted by the respective Reference Lenders at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by the respective Reference Lenders to leading banks in the London interbank market of Dollar deposits or to leading banks in the Paris interbank market of Pound Sterling deposits, as the case may be, having a term comparable to such Interest Period and in an amount comparable to the respective principal amount of such Loan to be made by the respective Reference Lenders for such Interest Period. If any Reference Lender is not participating in any Eurocurrency Loan during any Interest Period therefor, the Eurocurrency Rate for such Interest Period shall be determined by reference to the amount of the Loan that such Reference Lender would have made or had outstanding during such Interest Period had it been participating in such Loan during such Interest Period. If any Reference Lender does not timely furnish the information required for determination of any Eurocurrency Rate, the Administrative Agent shall determine such Eurocurrency Rate on the basis of the information timely furnished by the remaining Reference Lenders.

      "EURODOLLAR LOANS" shall mean Eurocurrency Loans denominated in Dollars.

      "EUROSTERLING LOANS" shall mean Eurocurrency Loans denominated in Pounds Sterling.

      "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 10 hereof.

                               CREDIT AGREEMENT

      "EXCESS CASH FLOW" shall mean, for any period, (a) EBITDA for such period MINUS (b) the sum of (i) the aggregate amount of Debt Service for such period PLUS (ii) taxes payable in cash in respect of such period PLUS (iii) Capital Expenditures made during such period (except for any such Capital Expenditures to the extent financed with the proceeds of Indebtedness, or Capital Lease Obligations, incurred pursuant to Section 9.07(e) hereof during such period) PLUS (iv) any increase (or MINUS any decrease) in Working Capital from the beginning of such period to the end of such period PLUS (v) cash receipts during such period in respect of any gains to the extent not required pursuant to Section 2.10(a) or 2.10(d) hereof to be applied to the prepayment of Loans and/or the reduction of Commitments (or MINUS cash receipts during such period in respect of losses relating thereto) PLUS (vi) the aggregate amount of prepayments made under Section 2.09 hereof during such period PLUS (vii) the amount of any Restricted Payment (other than any taxes payable in cash pursuant to clause (i) of this definition) paid during such period as permitted pursuant to Section 9.09 hereof.

      "EXCLUDED DISPOSITION" shall mean any Disposition of any Property (a) sold or disposed of in the ordinary course of business and on ordinary business terms (including sales of inventory and obsolete, worn-out or surplus Property) and (b) any other dispositions of Property, to the extent that the proceeds of such disposition are used to acquire other Property used or useful in the business of the Borrower or any of its Subsidiaries within a period of 60 days after the end of the fiscal quarter in which such disposition was made.

      "EXISTING CREDIT AGREEMENT" shall mean the Second Amended and Restated Credit Agreement dated as of December 5, 1996 between PILP, the subsidiary guarantors named therein, the lenders party thereto and The Chase Manhattan Bank, as administrative agent for such lenders.

      "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Chase on such Business Day on such transactions as determined by the

                                    CREDIT AGREEMENT

Administrative Agent.

      "FIXED CHARGES" shall mean, for any period, the sum of (i) Debt Service for such period PLUS (ii) taxes payable in cash in respect of such period.

      "FIXED CHARGES RATIO" shall mean, as at any date, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date MINUS Capital Expenditures for such period to (b) Fixed Charges for such period.

      "FOREIGN SUBSIDIARY" shall have the meaning assigned to such term in
Section 9.15(a) hereof.

      "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with the last sentence of
Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

      "GUARANTEE" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning.

      "GUARANTEE ASSUMPTION AGREEMENT" shall mean a Guarantee Assumption Agreement substantially in the form of Exhibit E hereto by an entity that, pursuant to Section 9.15(a) hereof is required to become a "Subsidiary Guarantor" hereunder in favor of the Administrative Agent.

      "HAZARDOUS MATERIAL" shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls ("PCB's"), (b) any chemicals or other materials or substances that are now or hereafter become defined

                            CREDIT AGREEMENT
as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

      "INCREMENTAL TERM LOAN ACTIVATION DATE" shall mean the date designated as such in the Incremental Term Loan Activation Notice.

      "INCREMENTAL TERM LOAN ACTIVATION NOTICE" shall mean a notice substantially in the form of Exhibit A hereto.

      "INCREMENTAL TERM LOAN COMMITMENT" shall mean, for each Incremental Term Loan Lender, on and after the Incremental Term Loan Activation Date, the obligation of such Incremental Term Loan Lender to make or continue Incremental Term Loans in an aggregate principal amount up to but not exceeding the amount set opposite the name of such Incremental Term Loan Lender on the Incremental Term Loan Activation Notice under the caption "Incremental Term Loan Commitment" or, in the case of any Person that becomes an Incremental Term Loan Lender pursuant to an assignment permitted under
Section 12.06(b) hereof, as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced or increased pursuant to an assignment permitted under Section 12.06(b) hereof). The aggregate principal amount of the Incremental Term Loan Commitments on the date hereof is zero and shall not exceed $50,000,000.

      "INCREMENTAL TERM LOAN COMMITMENT TERMINATION DATE" shall mean the date designated as such in the Incremental Term Loan Activation Notice.

      "INCREMENTAL TERM LOAN LENDERS" shall mean the Lenders from time to time holding Incremental Term Loans and/or Incremental Term Loan Commitments (including after giving effect to any assignments thereof permitted by Section 12.06(b) hereof).

      "INCREMENTAL TERM LOAN PRINCIPAL PAYMENT DATES" shall mean the Quarterly Dates specified as such in the Incremental Term Loan Activation Notice.

      "INCREMENTAL TERM LOANS" shall mean the loans provided for by Section 2.01(b) hereof, which may be Base Rate Loans and/or Eurodollar Loans.

      "INDEBTEDNESS" shall mean, for any Person: (a) obligations created, issued or incurred by such Person for

                                  CREDIT AGREEMENT
borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (including in respect of non-competition agreements), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

      "INFORMATION MEMORANDUM" shall mean the Confidential Information Memorandum dated May, 1997 prepared by the Borrower with respect to the credit facilities referred to in this Agreement.

      "INTEREST COVERAGE RATIO" shall mean, as at any date, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense of the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period.

      "INTEREST EXPENSE" shall mean, for any period, the sum, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations but excluding any capitalized financing costs) accrued or capitalized during such period (whether or not actually paid during such period), but excluding any non-cash interest PLUS (b) the net amount payable (or MINUS the net amount receivable) under Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period). For purposes hereof, the aggregate amount of upfront or one-time fees or expenses payable in respect of Interest Rate Protection Agreements shall be amortized over the life of the respective Interest Rate Protection Agreements in equal installments, and only the portion thereof so amortized during any period shall be treated as "Interest Expense" for such period.

                                CREDIT AGREEMENT

      "INTEREST PERIOD" shall mean, for any Eurocurrency Loan, each period commencing on the date such Eurocurrency Loan is made or, in the case of a Eurodollar Loan, Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the next preceding Interest Period for such Loan and (subject to the provisions of Section 2.01(d) hereof) ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing:

    (i) no Interest Period for any Revolving Credit Loan may commence before and end after any Revolving Credit Commitment Reduction Date unless, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans having Interest Periods that end after such Revolving Credit Commitment Reduction Date shall be equal to or less than the aggregate amount of the Revolving Credit Commitments on such Commitment Reduction Date;

    (ii)  no Interest Period for any Tranche A Term Loan or Incremental
    Term Loan may commence before and end after any Tranche A Term Loan Principal Payment Date or Incremental Term Loan Principal Payment Date, respectively, unless, after giving effect thereto, the aggregate principal amount of the Tranche A Term Loans or Incremental Term Loans having Interest Periods that end after such Tranche A Term Loan Principal Payment Date or Incremental Term Loan Principal Payment Date, as the case may be, shall be equal to or less than the aggregate principal amount of the Tranche A Term Loans or Incremental Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Tranche A Term Loan Principal Payment Date or Incremental Term Loan Principal Payment Date;

    (iii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a Eurocurrency Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and

    (iv) notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurocurrency Loan would otherwise be a shorter period, such Loan shall not be

                               CREDIT AGREEMENT
    available hereunder for such period.

      "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

      "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person);
(c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement or any "swap agreement" (as defined in Section 101(53)(b) of the Bankruptcy Code).

      "ISSUING LENDER" shall mean Chase, as the issuer of Letters of Credit under Section 2.03 hereof, together with its successors and assigns in such capacity.

      "LETTER OF CREDIT" shall have the meaning assigned to such term in
Section 2.03 hereof.

      "LETTER OF CREDIT DOCUMENTS" shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

      "LETTER OF CREDIT INTEREST" shall mean, for each Revolving Credit Lender, such Lender's participation interest (or, in the case of the Issuing Lender, the Issuing Lender's retained interest) in the Issuing Lender's liability under Letters of Credit and such Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts

                               CREDIT AGREEMENT
payable in connection with Letters of Credit and Reimbursement Obligations.

      "LETTER OF CREDIT LIABILITY" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit PLUS (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Credit Lender (other than the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under
Section 2.03 hereof, and the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Issuing Lender of their participation interests under said Section 2.03.

      "LETTER OF CREDIT LIMIT" shall mean $5,000,000.

      "LIEN" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

      "LOAN DOCUMENTS" shall mean, collectively, this Agreement, any promissory notes issued pursuant hereto, the Letter of Credit Documents and the Security Documents.

      "LOANS" shall mean, collectively, the Revolving Credit Loans and the Term Loans.

      "MAJORITY LENDERS" shall mean Lenders holding in the aggregate 51% of the Commitments and Loans.

      "MAJORITY REVOLVING CREDIT LENDERS" shall mean Revolving Credit Lenders having at least 51% of the aggregate amount of the Revolving Credit Commitments or, if the Revolving Credit Commitments shall have terminated, Lenders holding at least 51% of the sum of (a) the aggregate unpaid principal amount of the Revolving Credit Loans plus (b) the aggregate amount of all Letter of Credit Liabilities.

      "MANAGEMENT GROUP" shall mean, collectively, William C.

                             CREDIT AGREEMENT

Scott, John S. Farrand and Jeffrey J. Marcketta.

    "MARGIN STOCK" shall mean "margin stock" within the meaning of Regulations G, T, U and X.

    "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or the Reimbursement Obligations or other amounts payable in connection therewith.

    "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

    "NET AVAILABLE PROCEEDS" shall mean:

         (i) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

         (ii) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith, (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property or contractually required payments to a lessor in respect of such Property and (C) any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event;

         (iii) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and/or its Subsidiaries in respect of such Equity Issuance net of expenses incurred by the Borrower and/or its Subsidiaries in connection therewith; and

         (iv) in the case of any issuance or incurrence of Indebtedness, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Indebtedness net of expenses incurred by the Borrower and its Subsidiaries in connection therewith.


                               CREDIT AGREEMENT

     "NET CASH PAYMENTS" shall mean, with respect to any Disposition, the aggregate amount of all cash payments received by the Borrower and/or its Subsidiaries directly or indirectly in connection with such Disposition; PROVIDED that: (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and/or its Subsidiaries in connection with such Disposition and (ii) any foreign, U.S. Federal, state and local income or other taxes (including sales and value added taxes and including taxes payable in connection with the transfer of funds to the Borrower or any of its Subsidiaries in connection with a prepayment pursuant to Section 2.10(d) hereof) estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition; (b) Net Cash Payments shall be net of any repayments by the Borrower and/or any of its Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property; and (c) Net Cash Payments shall be net of appropriate amounts to be provided by the Borrower and/or any of its Subsidiaries as a reserve (whether or not contained in an escrow or similar arrangement) against any liabilities associated with such Disposition and retained by the Borrower and/or any such Subsidiary after such Disposition, including pension and other post-retirement liabilities, liabilities relating to environmental matters and liabilities under indemnification obligations associated with such Disposition.

    "NEW ZEALAND ACQUISITION AGREEMENT" shall mean the Share Sale Agreement dated as of May 18, 1997 between Visual Action Holdings and the Borrower.

    "NEW ZEALAND PLEDGE AGREEMENT" shall mean the Share Charge Agreement dated June 5, 1997 pursuant to which the Borrower grants to the Administrative Agent a security interest in shares of capital stock of Visual Action NZ, as the same shall be modified and supplemented and in effect from time to time.

    "PANAVISION CANADA HOLDINGS" shall mean Panavision Canada Holdings Inc., a Canada corporation.

    "PANAVISION EUROPE" means Panavision Europe Limited, a U.K. limited company.

    "PANAVISION LUXEMBOURG" means Panavision Luxembourg S.a.r.l., a Luxembourg corporation.

    "PANAVISION U.K. L.P." means Panavision U.K. L.P., a U.K. limited partnership.


                               CREDIT AGREEMENT

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "PERMITTED INVESTMENTS" shall mean, with respect to any Person: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 360 days from the date of acquisition thereof; (b) U.S. dollar denominated (or, with respect to Foreign Subsidiaries, U.S. dollar denominated and non-U.S. dollar denominated) time deposits and certificates of deposit of (i) any Lender or (ii) any domestic (or, with respect to Foreign Subsidiaries, any domestic or nondomestic) bank or trust company having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 360 days from the date of acquisition thereof; (c) repurchase obligations with respect to obligations of the type (but not necessarily the maturity) described in clause (a) above issued by any bank or trust company described in clause (b) above and maturing not more than 270 days from the date of acquisition thereof by such Person; (d) commercial paper rated A-1 or better or P-1 by Standard & Poor's Ratings Group, a Division of The McGraw Hill Companies, Inc., or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; (e) interests in any money market mutual fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to obligations described in the foregoing clauses (a), (b), (c) and (d), so long as such fund has total assets of at least $1,000,000,000 and is rated AAAm-G or better or AAA or better by Standard & Poor's Ratings Group or Moody's Investors Services, Inc., respectively; and (f) the Warburg Pincus Cash Reserve Fund, so long as substantially all of the investments in the portfolio of such Fund consist of obligations (i) which are of the type referred to in the foregoing clauses
(a), (b), (c) and (d), and (ii) which mature within one year of the date upon which they are acquired; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

    "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

    "PILP" shall mean Panavision International, L.P., a Delaware limited partnership.


                               CREDIT AGREEMENT

    "PLAN" shall mean an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

    "POST-DEFAULT RATE" shall mean a rate per annum equal to 2% PLUS the Base Rate as in effect from time to time PLUS the Applicable Margin for Base Rate Loans, PROVIDED that, with respect to principal of a Eurocurrency Loan that shall become due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) on a day other than the last day of the Interest Period therefor, the "Post-Default Rate" shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% PLUS the interest rate for such Loan as provided in
Section 3.02(b) hereof and, thereafter, the rate provided for above in this definition.

    "POUNDS STERLING" and "L" shall mean lawful money of England.

    "PRIME RATE" shall mean the rate of interest from time to time announced by Chase at the principal office of Chase in New York, New York as its prime commercial lending rate.

    "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

    "PURCHASE PRICE" shall mean with respect to any acquisition under Section 9.05(b)(iv) hereof, an amount equal to the sum of (i) the aggregate consideration, whether cash, Property or securities (including, without limitation, any Indebtedness incurred pursuant to Section 9.07(e) hereof), paid or delivered by the Borrower and its Subsidiaries (but excluding any fees or expenses payable) in connection with such acquisition PLUS (ii) the aggregate amount of liabilities of the Acquired Entity (net of current assets of the Acquired Entity) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such acquisition.

    "QUARTERLY DATES" shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

    "REFERENCE LENDERS" shall mean Chase and each other Lender (if any) designated as such by the Administrative Agent after the Effective Date (or their respective Applicable Lending Offices, as the case may be).


                               CREDIT AGREEMENT

    "REGISTERED HOLDER" shall have the meaning assigned to such term in
Section 5.07(a)(ii) hereof.

    "REGISTERED LOAN" shall have the meaning assigned to such term in Section 12.06(g) hereof.

    "REGULATIONS A, D, G, T, U AND X" shall mean, respectively, Regulations A, D, G, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

    "REGULATORY CHANGE" shall mean, with respect to any Lender, any change after the Effective Date in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks or other financial institutions including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

    "REIMBURSEMENT OBLIGATIONS" shall mean, at any time, the obligations of the Borrower then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Lender in respect of any drawings under a Letter of Credit.

    "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

    "RESERVE REQUIREMENT" shall mean, for any Interest Period for any Eurocurrency Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurocurrency Rate for any Interest Period for any Eurocurrency Loans is to be determined as provided in the definition of "Eurocurrency Rate" in this Section 1.01 or


                               CREDIT AGREEMENT

(ii) any category of extensions of credit or other assets that includes Eurocurrency Loans.

    "RESTRICTED PAYMENT" shall mean distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, or any shares of any class of stock of, the Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Subsidiaries), but excluding distributions or dividends (or options therein) payable solely in shares of capital stock of the Borrower.

    "REVOLVING CREDIT COMMITMENT" shall mean, as to each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans, and to issue or participate in Letters of Credit pursuant to Section 2.03 hereof, in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Schedule I hereto under the caption "Revolving Credit Commitment" or, in the case of a Person that becomes a Revolving Credit Lender pursuant to an assignment permitted under Section 12.06(b) hereof, as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced at any time or from time to time pursuant to Section
2.04 or 2.10 hereof). The original aggregate principal amount of the Revolving Credit Commitments is $90,000,000. The obligation of each Sterling Lender to make Sterling Loans to the Borrower in an amount up to but not exceeding its Sterling Sub-Limit shall constitute a portion of such Lender's Revolving Credit Commitment.

    "REVOLVING CREDIT COMMITMENT PERCENTAGE" shall mean, with respect to any Revolving Credit Lender, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the aggregate amount of the Revolving Credit Commitments of all of the Lenders.

    "REVOLVING CREDIT COMMITMENT TERMINATION DATE" shall mean the Quarterly Date falling on or nearest to June 30, 2004.

    "REVOLVING CREDIT COMMITMENT REDUCTION DATES" shall mean the Quarterly Date falling on or nearest to March 31, 1999 and each Quarterly Date thereafter to and including the Revolving Credit Commitment Termination Date.

    "REVOLVING CREDIT LENDERS" shall mean (a) on the date hereof, the Lenders having Revolving Credit Commitments on


                               CREDIT AGREEMENT

Schedule I hereto and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 12.06(b) hereof.

    "REVOLVING CREDIT LOANS" shall mean the loans provided for in Section 2.01(a) hereof, which, in the case of Dollar Loans, may be Base Rate Loans or Eurodollar Loans and, in the case of Sterling Loans, may be Eurosterling Loans only.

    "SAMUELSON GROUP" means Samuelson Group Limited, a U.K. limited company.

    "SECURITY AGREEMENT" shall mean the Security Agreement dated as of June 5, 1997, between the Borrower, certain of the other Obligors and the Administrative Agent, in substantially the form attached as Exhibit B hereto and as the same shall be further modified and supplemented and in effect from time to time.

    "SECURITY DOCUMENTS" shall mean, collectively, the Security Agreement, the New Zealand Pledge Agreement, the U.K. Pledge Agreement, all Uniform Commercial Code financing statements required by the Security Agreement to be filed with respect to the security interests in personal Property created pursuant to the Security Agreement and all filings, recordings, registrations and/or other similar steps required by the New Zealand Pledge Agreement, the U.K. Pledge Agreement with respect to the charges created pursuant thereto.

    "SENIOR OFFICER" shall mean the chief executive officer or chief financial officer of the Borrower (it being understood that any individual acting in the capacity of a Senior Officer shall act on behalf of the Borrower and not in his or her individual capacity).

    "SIGNIFICANT SUBSIDIARY" shall mean, as at any time, any Subsidiary of the Borrower that has assets in excess of $2,000,000 at such time (or, if such Subsidiary's assets are denominated in a currency other than Dollars, the U.S. dollar equivalent thereof).

    "STERLING EQUIVALENT" shall mean, with respect to any amount in Dollars, the amount of Pounds Sterling that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term "Dollar Equivalent", as determined by the Administrative Agent.

    "STERLING LENDER" shall mean (a) on the date hereof, the Revolving Credit Lenders having a Sterling Sub-Limit on Schedule I hereto and (b) thereafter, the Revolving Credit


                               CREDIT AGREEMENT

Lenders from time to time holding Sterling Loans and having Sterling Sub-Limits after giving effect to any assignments thereof permitted by
Section 12.06(b) hereof

    "STERLING LOANS" shall mean the Revolving Credit Loans provided for in
Section 2.01(a)(ii) hereof, which may be Eurosterling Loans only.

    "STERLING SUB-LIMIT" shall mean, as to each Sterling Lender, the obligation of such Lender to make Revolving Credit Loans, in an aggregate principal at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Schedule I hereto under the caption "Sterling Sub-Limit" or, in the case of a Person that becomes a Sterling Lender pursuant to an assignment permitted under Section 12.06(b) hereof, as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced at any time or from time to time pursuant to Section 2.04 or 2.10 hereof). The original aggregate principal amount of the Sterling Sub-Limit is the Sterling Equivalent of $40,000,000. No Sterling Lender's Sub-Limit may exceed such Sterling
Lender's Revolving Credit Commitment LESS an amount equal to such Sterling Lender's Revolving Credit Commitment Percentage of the Letter of Credit Limit.

    "SUB-CLASS" shall have the meaning assigned to such term in Section 1.03 hereof.

    "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of the Borrower or any of its Subsidiaries incurred in accordance with Section 9.11(a) hereof.

    "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

    "TERM LOAN LENDERS" shall mean, collectively, the Tranche A Term Loan Lenders and the Incremental Term Loan Lenders (if any).

    "TERM LOANS" shall mean, collectively, the Tranche A


                               CREDIT AGREEMENT

Term Loans and the Incremental Term Loans, if any.

    "TOTAL DEBT RATIO" shall mean, as at any date, the ratio of (a) the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the aggregate amount of all Indebtedness (including, without limitation, all Subordinated Indebtedness, except as expressly provided below) as at such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date; PROVIDED that in calculating Total Debt Ratio for purposes of determining the "Applicable Margin" and the "Applicable Fee Rate" (and for no other purpose), Indebtedness shall not include any Subordinated Indebtedness of the Borrower or its Subsidiaries.

    "TRANCHE A TERM LOAN LENDERS" shall mean (a) on the date hereof, the Lenders having Term Loan Commitments on Schedule I hereto and (b) thereafter, the Lenders from time to time holding Term Loan Commitments after giving effect to any assignments thereof permitted by Section 12.06(b) hereof.

    "TRANCHE A TERM LOAN COMMITMENT" shall mean, for each Tranche A Term Loan Lender, the obligation of such Tranche A Term Loan Lender to make (on the Effective Date) or Continue Tranche A Term Loans in an amount up to but not exceeding the amount set opposite the name of such Lender on Schedule I hereto under the caption "Tranche A Term Loan Commitment" or, in the case of any Person that becomes a Tranche A Term Loan Lender pursuant to an assignment permitted under Section 12.06(b) hereof, as specified in the respective instrument of assignment pursuant to which such assignment is effected (as the same may be reduced or increased pursuant to an assignment permitted under Section 12.06(b) hereof). The original aggregate principal amount of the Tranche A Term Loan Commitments is $60,000,000.

    "TRANCHE A TERM LOAN PRINCIPAL PAYMENT DATES" shall mean the Quarterly Dates falling on or nearest to March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 1998 through and including June 30, 2004.

    "TRANCHE A TERM LOANS" shall mean the loans provided for by Section 2.01(b) hereof, which may be Base Rate Loans and/or Eurodollar Loans.

    "TYPE" shall have the meaning assigned to such term in Section 1.03 hereof.

    "U.K. PERSON" shall mean a citizen or resident of the United Kingdom, a corporation, partnership or other entity created or organized in or under any laws of the United Kingdom or any political subdivision thereof, or any estate or trust that is subject to U.K. income taxation regardless of the source of


                               CREDIT AGREEMENT
its income.

    "U.K. PLEDGE AGREEMENT" shall mean the Share Charge Agreement dated as of June 5, 1997 pursuant to which the Borrower grants to the Administrative Agent a security interest in shares of Panavision Europe, as the same shall be modified and supplemented and in effect from time to time.

    "U.K. TAXES" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

    "U.S. ACQUISITION AGREEMENT" shall mean the Share Sale Agreement dated as of May 18, 1997 between Visual Action Holdings Inc. and the Borrower.

    "U.S. PERSON" shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

    "U.S. TAXES" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

    "VDI" means Victor Duncan Inc., a Michigan corporation.

    "VISUAL ACTION ACQUISITION" shall mean (a) the purchase by Panavision Europe of the share capital of Samuelson Group, (b) the purchase by the Borrower of the share capital of Visual Action NZ and (c) the purchase by the Borrower of all issued and outstanding shares of capital stock of VDI.

    "VISUAL ACTION ACQUISITION AGREEMENT" shall mean the Agreement for the sale and purchase of the share capital of Samuelson Group dated as of May 18, 1997 between Visual Action Holdings, Panavision Europe and the Borrower.

    "VISUAL ACTION ACQUISITION DOCUMENTS" shall mean the Visual Action Acquisition Agreement, the New Zealand Acquisition Agreement, the U.S. Acquisition Agreement and all other agreements and instruments (together with any and all exhibits, annexes and schedules thereto) executed and delivered between any of Visual Action Holdings, Visual Action Holdings Inc., Visual Action NZ, the Borrower, Panavision Europe and their respective Affiliates, in connection with the Visual Action Acquisition.

    "VISUAL ACTION HOLDINGS" means Visual Action Holdings plc, a U.K. public limited company.


                               CREDIT AGREEMENT

     "VISUAL ACTION HOLDINGS INC." means Visual Action Holdings Inc., a Delaware corporation.

     "VISUAL ACTION NZ" means Visual Action Holdings (N.Z.) Limited, a New Zealand limited company.

     "WARBURG AFFILIATE" shall mean any Subsidiary of any of the entities listed in clauses (i) through (v), inclusive, of the definition of "Warburg Pincus" in this Section 1.01.

      "WARBURG PINCUS" shall mean, collectively: (i) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership, (ii) Warburg, Pincus Capital Partners, L.P., a Delaware limited partnership, (iii) Warburg, Pincus Investors, L.P., a Delaware limited partnership, (iv) Warburg, Pincus & Co., a New York general partnership, and (v) any other venture banking fund in which Warburg, Pincus & Co. is the general partner.

     "WHOLLY OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares and, in the case of Panavision Canada Holdings, shares and/or options for shares issued (or to be issued) to its management) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person (it being understood that, in the case of Panavision Canada Holdings, the issue of such shares and/or options contemplated above shall not preclude it from being treated as a Wholly-Owned Subsidiary of the Borrower for purposes of this Agreement).

    "WORKING CAPITAL" shall mean, as at such date, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) the sum of inventory PLUS accounts receivable MINUS (b) the sum of accounts payable PLUS accrued expenses at such date.

                                CREDIT AGREEMENT

     1.02  ACCOUNTING TERMS AND DETERMINATIONS.

     (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in Section 1.02(b) hereof) be prepared, in accordance with generally accepted accounting principles in the United States applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 9.01 hereof, shall mean the audited financial statements as at December 31, 1996 referred to in Section 8.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of U.S. generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section
9.01 hereof (or, prior to the delivery of the first financial statements under Section 9.01 hereof, used in the preparation of the audited financial statements as at December 31, 1996 referred to in Section 8.02 hereof) unless

       (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

       (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the audited financial statements referred to in Section 8.02 hereof).

     (b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 9.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of Section 1.02(a) hereof and (ii) reasonable estimates of the difference between

                                CREDIT AGREEMENT
such statements arising as a consequence thereof.

     (c) Except as expressly provided herein, all calculations made pursuant to this Agreement with respect to any period prior to the consummation of the Visual Action Acquisition (or with respect to any period in which an Acquisition is consummated) shall be calculated on a pro forma basis as if the Visual Action Acquisition (or such Acquisition) had been consummated on the first day of such period and as if any Indebtedness incurred or assumed in connection with the Visual Action Acquisition (or such Acquisition) were outstanding throughout such period, using the estimates and pro forma adjustments set forth in the pro forma financial statements described in clause (v) of Section 8.02 hereof (or, in the case of an Acquisition, such reasonable estimates and pro forma adjustments effected in accordance with U.S. generally accepted accounting principles as the Borrower shall propose and the Administrative Agent shall approve).

     (d) To enable the ready and consistent determination of compliance with the covenants set forth in Section 9 hereof, the Borrower will not change (i) the last day of its fiscal year from December 31 of each year, or (ii) the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

      1.03 CLASSES, CURRENCIES AND TYPES OF LOANS; SUB-CLASSES OF REVOLVING CREDIT LOANS. Loans hereunder are distinguished by "Class", by "Currency" and by "Type". The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Credit Loan, a Tranche A Term Loan or an Incremental Term Loan, each of which constitutes a Class. The "Currency" of a Loan refers to the Currency in which such Loan is denominated. The "Type" of a Loan refers to whether such Loan is a Base Rate Loan or a Eurocurrency Loan, each of which constitutes a Type. Loans may be identified by Class, Currency and Type. Revolving Credit Loans hereunder are also distinguished by "Sub-Class". The "Sub-Class" of a Revolving Credit Loan refers to whether such Loan is a Dollar Loan or a Sterling Loan.

      Section 2.  COMMITMENTS, LOANS, EVIDENCE OF DEBT AND PREPAYMENTS.

      2.01  LOANS.

      (a)  REVOLVING CREDIT LOANS.

      (i) Each Revolving Credit Lender severally agrees, on the terms and conditions of this Agreement, to

                                CREDIT AGREEMENT
make loans to the Borrower in Dollars during the period from and including the Effective Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Available Dollar Commitment of such Lender, PROVIDED that in no event shall the aggregate principal amount of all Dollar Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the aggregate Available Dollar Commitments of the Revolving Credit Lenders at any time. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow the amount of the Available Dollar Commitments of the Revolving Credit Lenders by means of Base Rate Loans and Eurodollar Loans and may Convert such Dollar Loans of one Type into Dollar Loans of another Type (as provided in Section 2.09 hereof) or Continue Dollar Loans of one Type as Dollar Loans of the same Type (as provided in Section 2.09 hereof).

      (ii) Each Sterling Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Borrower in Pounds Sterling during the period from and including the Effective Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Sterling Equivalent of the lesser of (a) the amount of the Sterling Sub-Limit of such Sterling Lender as in effect from time to time and (b) the unutilized Revolving Credit Commitment of such Sterling Lender (for which purpose use of the Revolving Credit Commitments shall be deemed to include the aggregate amount of such Sterling Lender's Revolving Credit Commitment Percentage of all outstanding Letter of Credit Liabilities), PROVIDED that in no event shall the aggregate principal amount of Sterling Loans exceed the aggregate amount of the Sterling Sub-Limits as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow the amount of the Sterling Sub-Limits by means of Eurosterling Loans and Continue such Eurosterling Loans as provided in Section 2.09 hereof.

       (iii) Anything herein to the contrary notwithstanding, Revolving Credit Loans shall not be available hereunder unless the Tranche A Term Loan Commitments are fully utilized on the Effective Date.

     (b) TRANCHE A TERM LOANS. Each Tranche A Term Loan Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan to the Borrower in Dollars on the Effective Date in an aggregate principal amount up to but not

                                CREDIT AGREEMENT
exceeding the amount of the Tranche A Term Loan Commitment of such Lender. Thereafter the Borrower may Convert Tranche A Term Loans of one Type into Tranche A Term Loans of another Type (as provided in Section 2.09 hereof) or Continue Tranche A Term Loans of one Type as Tranche A Term Loans of the same Type (as provided in Section 2.09 hereof).

     (c) INCREMENTAL TERM LOANS. The Borrower and one or more of the Lenders may, with the consent of the Administrative Agent, at any one time during the period from and including the Effective Date to but excluding the Revolving Credit Commitment Termination Date agree that such Lenders shall become Incremental Term Loan Lenders by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying the respective Incremental Term Loan Commitments of the Incremental Term Loan Lenders, the Incremental Term Loan Activation Date, the Incremental Term Loan Commitment Termination Date, the rate of commitment fee, if any, payable by the Borrower in respect of the Incremental Term Loan Commitments, the Applicable Margin for Incremental Term Loans and, subject to Section 3.01(c) hereof, the Incremental Term Loan Principal Payment Dates and the amounts of the installments of principal of the Incremental Term Loans payable thereon, and otherwise duly completed. Each Incremental Term Loan Lender severally agrees, on the terms and conditions of this Agreement, to make one or more term loans to the Borrower in Dollars during the period from and including the Incremental Term Loan Activation Date to but excluding the Incremental Term Loan Commitment Termination Date in an aggregate principal amount up to but not exceeding the amount of the Incremental Term Loan Commitment of such Incremental Term Loan Lender as in effect from time to time. Thereafter, subject to the terms and conditions of this Agreement, the Borrower may Convert Incremental Term Loans of one Type into Incremental Term Loans of another Type (as provided in Section 2.09 hereof) or Continue Incremental Term Loans of one Type as Incremental Term Loans of the same Type (as provided in Section 2.09 hereof).

     (d) LIMIT ON EUROCURRENCY LOANS. No more than ten separate Interest Periods in respect of Eurocurrency Loans of all Classes from each Lender may be outstanding at any one time.

     (e) CURRENCY EQUIVALENTS. Except as provided in Section 2.10(h), for purposes of determining (i) whether the amount of any borrowing of a Sterling Loan from a Sterling Lender would exceed such Sterling Lender's Sterling Sub-Limit or Revolving Credit Commitment, (ii) whether the amount of any borrowing of Sterling Loans would exceed the aggregate Sterling Sub-Limits,
(iii) whether the amount of any borrowing of a Dollar Loan from a Revolving Credit Lender would exceed such Revolving Credit Lender's Available Dollar Commitment or (iv) whether the

                                CREDIT AGREEMENT
issuance of any Letter of Credit would exceed the Available Dollar Commitments, the outstanding principal amount of any Sterling Loan shall be deemed to be the Dollar Equivalent (determined as of the date of borrowing of such Loan or the issuance of any Letter of Credit) of the amount in Pounds Sterling of such Loan.

     2.02 BORROWINGS. The Borrower shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. New York time (or, if with respect to a borrowing of Sterling Loans, 1:00 p.m. London time) on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at an account in New York, New York (or, if with respect to a borrowing of Sterling Loans, London, England) specified by the Administrative Agent, in immediately available funds, for account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower and maintained with Chase at its principal office in New York, New York (or, in the case of Sterling Loans, in an account of the Borrower designated by the Borrower).

     2.03 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, the Available Dollar Commitments of the Revolving Credit Lenders may be utilized, upon the request of the Borrower, in addition to the Dollar Loans provided for by Section 2.01(a) hereof, by the issuance by the Issuing Lender of letters of credit (collectively, "LETTERS OF CREDIT") for account of the Borrower or any of its Subsidiaries (as specified by the Borrower), PROVIDED that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of Dollar Loans, exceed the aggregate amount of the Available Dollar Commitments from time to time, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed the Letter of Credit Limit and (iii) the expiration date (without giving effect to any extension thereof by reason of an interruption of business) of any Letter of Credit extend beyond the earlier of the Revolving Credit Commitment Termination Date and the date eighteen months following the issuance of such Letter of Credit (PROVIDED that any such Letter of Credit may provide for automatic extensions thereof to a date not later than twelve months beyond the current expiration date, so long as such extended expiration date is not later than eighteen months after the date upon which such automatic extension may no longer be canceled). The following additional provisions shall apply to Letters of Credit:

                                CREDIT AGREEMENT

     (a) The Borrower shall give the Administrative Agent at least three Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Revolving Credit Commitment Termination Date) each Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). Upon receipt of any such notice, the Administrative Agent shall advise each Lender of the contents thereof.

     (b) On each day during the period commencing with the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Revolving Credit Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Revolving Credit Lender (other than the Issuing Lender) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Lender's liability under such Letter of Credit in an amount equal to such Lender's Revolving Credit Commitment Percentage of such liability, and each Revolving Credit Lender (other than the Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, its Revolving Credit Commitment Percentage of the Issuing Lender's liability under such Letter of Credit.

     (c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Borrower (through the Administrative Agent) of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Borrower hereby unconditionally agrees to pay and reimburse the Administrative Agent for account of the Issuing Lender for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is to be made by the

                                CREDIT AGREEMENT

Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

     (d) Forthwith upon its receipt of a notice referred to in paragraph (c) of this Section 2.03, the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment, PROVIDED that, unless the Borrower shall otherwise notify the Administrative Agent within one Business Day of its receipt of such notice, the Borrower shall be deemed to have requested a borrowing hereunder in the lowest amount permitted under Section 4.04 which would enable the Borrower to fulfill its payment obligation in respect of such demand for payment. The proceeds of such borrowing will be applied automatically to the payment of the Reimbursement Obligation arising in respect of such demand for payment, with any remaining portion of such borrowing in excess of the amount of such Reimbursement Obligation being made available to the Borrower as provided in Section 2.02 hereof.

     (e) Each Revolving Credit Lender (other than the Issuing Lender) shall pay to the Administrative Agent for account of the Issuing Lender at its principal office in New York, New York in Dollars and in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of any payment under a Letter of Credit upon notice by the Issuing Lender (through the Administrative Agent) to such Revolving Credit Lender requesting such payment and specifying such amount. Each such Revolving Credit Lender's obligation to make such payment to the Administrative Agent for account of the Issuing Lender under this paragraph (e), and the Issuing Lender's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Revolving Credit Lender to make its payment under this paragraph (e), the financial condition of the Borrower (or any other account party), the existence of any Default or the termination of the Commitments. Each such payment to the Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever. If any Revolving Credit Lender shall default in its obligation to make any such payment to the Administrative Agent for account of the Issuing Lender, for so long as such default shall continue the Administrative Agent may at the request of the Issuing Lender withhold from any payments received by the Administrative Agent under this Agreement for account of such Revolving Credit Lender the amount so in default and,

                                CREDIT AGREEMENT
to the extent so withheld, pay the same to the Issuing Lender in satisfaction of such defaulted obligation.

     (f) Upon the making of each payment by a Revolving Credit Lender to the Issuing Lender pursuant to paragraph (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrower hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Revolving Credit Commitment Percentage in any interest or other amounts payable by the Borrower hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Lender pursuant to paragraph (g) of this Section 2.03). Upon receipt by the Issuing Lender from or for account of the Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of setoff or application of proceeds of any collateral security) the Issuing Lender shall promptly pay to the Administrative Agent for account of each Revolving Credit Lender entitled thereto, such Revolving Credit Lender's Revolving Credit Commitment Percentage of such payment, each such payment by the Issuing Lender to be made in the same money and funds in which received by the Issuing Lender. In the event any payment received by the Issuing Lender and so paid to the Revolving Credit Lenders hereunder is rescinded or must otherwise be returned by the Issuing Lender, each Revolving Credit Lender shall, upon the request of the Issuing Lender (through the Administrative Agent), repay to the Issuing Lender (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in paragraph (j) of this Section 2.03.

     (g) The Borrower shall pay to the Administrative Agent for account of each Revolving Credit Lender (ratably in accordance with their respective Revolving Credit Commitment Percentages) a letter of credit fee in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are Eurocurrency Loans MINUS 1/4 of 1%, in respect of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit
(i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Revolving Credit Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Borrower shall pay to the Administrative Agent for account of the Issuing Lender a fronting fee in respect of each Letter of Credit in an amount equal to 1/4 of 1% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit that is

                                CREDIT AGREEMENT
drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Revolving Credit Commitment Termination Date and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day) plus all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of, or amendments to, each Letter of Credit and drawings and other transactions relating thereto.

     (h) Upon the request of any Revolving Credit Lender from time to time, the Issuing Lender shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

     (i) The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Lender consistent with its then current practices and procedures with respect to letters of credit of the same type and (ii) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Lender shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, PROVIDED that such application, agreement or other instrument shall not impose any financial obligation on the Borrower or any of its Subsidiaries inconsistent with this Agreement and in the event of any conflict between any such application,

                                CREDIT AGREEMENT
    agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

         (j) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (e) or (f) of this Section 2.03 on the due date therefor, such Lender shall pay interest to the Issuing Lender (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate, PROVIDED that if such Lender shall fail to make such payment to the Issuing Lender within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Post-Default Rate.

         (k) The issuance by the Issuing Lender of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (ii) each Revolving Credit Lender shall have consented thereto.

The Borrower hereby indemnifies and holds harmless each Revolving Credit Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender or the Administrative Agent may incur (or that may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by the Issuing Lender under any Letter of Credit; PROVIDED that the Borrower shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) in the case of the Issuing Lender, such Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.03 is intended to limit the other obligations of the Borrower, any Lender or the Administrative Agent under this Agreement.

                              CREDIT AGREEMENT

    2.04  CHANGES OF COMMITMENTS.

    (a) The aggregate amount of the Revolving Credit Commitments shall be automatically reduced to zero on the Revolving Credit Commitment Termination Date. In addition, the aggregate amount of the Revolving Credit Commitments shall be automatically reduced on each Revolving Credit Commitment Reduction Date set forth in column (A) below to the amount (subject to reduction pursuant to paragraph (c) below) set forth in column (B) below opposite such Revolving Credit Commitment Reduction Date:

            (A)                               (B)
     Revolving Credit                   Revolving Credit
   Commitment Reduction                Commitments Reduced
    Date Falling on or                  to the Following
       Nearest To:                           Amounts
       -----------                    --------------------

   March 31, 1999                         $87,750,000
   June 30, 1999                           85,500,000
   September 30, 1999                      83,250,000
   December 31, 1999                       81,000,000

   March 31, 2000                          78,500,000
   June 30, 2000                           76,000,000
   September 30, 2000                      73,500,000
   December 31, 2000                       71,000,000

   March 31, 2001                          68,500,000
   June 30, 2001                           66,000,000
   September 30, 2001                      63,500,000
   December 31, 2001                       61,000,000

   March 31, 2002                          55,937,500
   June 30, 2002                           50,875,000
   September 30, 2002                      45,812,500
   December 31, 2002                       40,750,000

   March 31, 2003                          35,687,500
   June 30, 2003                           30,625,000
   September 30, 2003                      25,562,500
   December 31, 2003                       20,500,000

   March 31, 2004                          10,250,000
   June 30, 2004                                    0

    (b)  The Borrower shall have the right at any time or from time to time
(i) so long as no Revolving Credit Loans or Letter of Credit Liabilities are outstanding, to terminate the Revolving Credit Commitments, (ii) to reduce the aggregate

                              CREDIT AGREEMENT
unutilized amount of the Revolving Credit Commitments , (iii) to reduce the aggregate unutilized amount of the Sterling Sub-Limits and (iv) to terminate the Term Loan Commitments; PROVIDED that (x) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05 hereof and
(y) each partial reduction of either the Revolving Credit Commitments or the Term Loan Commitments shall be in an aggregate amount at least equal to $5,000,000 (or a larger multiple of $1,000,000). In addition, the Revolving Credit Commitments (including the Sterling Sub-Limits) shall be automatically reduced to the extent required pursuant to Section 2.10(f) hereof.

    (c) Each partial reduction in the aggregate amount of the Revolving Credit Commitments pursuant to paragraph (b)(ii) above, or Section 2.10(f) hereof, on any date shall be applied to scheduled reductions in the Revolving Credit Commitments ratably as follows: each such reduction shall result in an automatic and simultaneous reduction (but not below zero) of the aggregate amount of Revolving Credit Commitments set forth in column (B) in paragraph
(a) above (ratably in accordance with the respective remaining amounts thereof, after giving effect to any prior reductions pursuant to this paragraph (c)).

    (d) Each reduction in the aggregate amount of the Revolving Credit Commitments shall result in an automatic and simultaneous ratable reduction (but not below zero) of the aggregate amount of the Sterling Sub-Limits.

    (e) Any portion of the Tranche A Term Loan Commitments not used on the Effective Date shall be automatically terminated on the Effective Date. Any portion of the Incremental Term Loan Commitments not used on the Incremental Term Loan Commitment Termination Date shall be automatically terminated on the Incremental Term Loan Commitment Termination Date.

    (f)  The Commitments once terminated or reduced may not be reinstated.

                               CREDIT AGREEMENT

    2.05  COMMITMENT FEE.

    (a) The Borrower shall pay to the Administrative Agent for account of each Revolving Credit Lender commitment fee on the daily average unutilized amount of such Lender's Revolving Credit Commitment (for which purpose (x) the aggregate amount of any Letter of Credit Liabilities shall be deemed to be a pro rata (based on the Revolving Credit Commitments) use of each Lender's Revolving Credit Commitment and (y) the outstanding principal amount of any Sterling Loan shall be deemed to be the Dollar Equivalent of such Sterling Loan on the most recent date such amount was determined pursuant to
Section 2.10(h)(i)), for the period from and including the Effective Date to but not including the earlier of the date such Revolving Credit Commitment is terminated and the Revolving Credit Commitment Termination Date, at the Applicable Fee Rate during each Accrual Period.

    (b) The Borrower shall pay to the Administrative Agent for account of each Incremental Term Loan Lender commitment fee, if any, on the daily average unutilized amount of such Incremental Term Loan Lender's Incremental Term Loan Commitment, for the period from and including the Incremental Term Loan Activation Date to but not including the earlier of the date such Incremental Term Loan Commitment is terminated and the Incremental Term Loan Commitment Termination Date, at a rate per annum agreed to by the Borrower and the Incremental Term Loan Lenders and specified in the Incremental Term Loan Activation Notice.

    (c) Accrued commitment fee shall be payable on each Quarterly Date and on the earlier of the date the relevant Commitments are terminated and the Revolving Credit Commitment Termination Date or the Incremental Term Loan Commitment Termination Date, as the case may be.

    2.06 LENDING OFFICES. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

    2.07 SEVERAL OBLIGATIONS; REMEDIES INDEPENDENT. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and (except as otherwise provided in Section 4.06 hereof) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.

                               CREDIT AGREEMENT

    2.08  EVIDENCE OF DEBT.

    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Sub-Class (if such Loan is a Revolving Credit Loan) and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

    (c)  The entries made in the accounts maintained pursuant to paragraph
(a) or (b) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

    (d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.06) be represented by one or more promissory notes in such form (payable to the order of each Lender holding a portion of such Loans, or, if such promissory note is a registered note, to such Lender and its registered assigns).

                            CREDIT AGREEMENT

    2.09 OPTIONAL PREPAYMENTS AND CONVERSIONS OR CONTINUATIONS OF LOANS. Subject to Section 4.04 hereof, the Borrower shall have the right to prepay Loans, to Convert Dollar Loans and Term Loans of one Type into Loans of another Type or to Continue Eurocurrency Loans from one Interest Period to another Interest Period, at any time or from time to time, PROVIDED that:
(a) the Borrower shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (b) upon any prepayment or Conversion of Eurocurrency Loans other than on the last day of an Interest Period for such Loans, the Borrower shall pay any amounts owing under Section
5.05 hereof as a result of such prepayment or Conversion; (c) any Conversion into or Continuation of Eurocurrency Loans shall be subject to the provisions of Section 2.01(d) hereof; and (d) prepayments of the Term Loans shall be applied pro rata to the then remaining principal installments thereof. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 10 hereof, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of the Borrower to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurocurrency Loan, in which event (x) all Eurodollar Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans and (y) each Sterling Loans shall be deemed repaid (on the last day of the Interest Period therefor) and automatically reborrowed as a Base Rate Loan in an aggregate principal amount equal to the Dollar Equivalent of such Sterling Loan on the last day of the Interest Period therefor.

                              CREDIT AGREEMENT

    2.10  MANDATORY PREPAYMENTS AND REDUCTIONS OF COMMITMENTS.

    (a) CASUALTY EVENTS. Upon the date 90 days following the receipt by the Borrower or any of its Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the Property affected by such Casualty Event), the Borrower shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (g) below), and the Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied (or committed to be applied pursuant to executed construction contracts or equipment orders) to the repair or replacement of such Property or to the purchase of other Property used or useful in the business of the Borrower and its Subsidiaries, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (f) below, PROVIDED that, notwithstanding the foregoing, the Borrower shall not be required to make any prepayment or reduce the Commitments under this paragraph (a) until such time as the aggregate amount of the required prepayments and reductions of Commitments hereunder, after deducting any such amounts previously applied to prepayments and reductions pursuant to this paragraph (a), shall be greater than or equal to $1,000,000. Nothing in this paragraph (a) shall be deemed to limit any obligation of the Borrower and its Subsidiaries pursuant to the Security Agreement to remit to the Collateral Account the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event, and the Administrative Agent shall release such proceeds to the Borrower in the manner, and to the extent, provided in Section 4.01(d) of the Security Agreement.

    (b) EQUITY ISSUANCE. Upon any Equity Issuance after the Effective Date (other than an Equity Issuance in connection with the exercise of stock options held by any of the Management Group) at a time when the Total Debt Ratio is greater than or equal to 1.25 to 1, the Borrower shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (g) below), and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to the lesser of (i) 50% of the Net Available Proceeds of such Equity Issuance or (ii) the amount of such Net Available Proceeds that, when applied to the prepayment of Loans as contemplated by this Section 2.10, will result in the Total Debt Ratio being less than 1.25 to 1, such prepayment and reduction to be effected in each

                             CREDIT AGREEMENT
case in the manner and to the extent specified in paragraph (f) below.

    (c) EXCESS CASH FLOW. Not later than the date 90 days after the end of each fiscal year of the Borrower, the Borrower shall prepay the Term Loans in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (f) below.

    (d) SALE OF ASSETS. Without limiting the obligation of the Borrower to obtain the consent of the Majority Lenders pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition (other than an Excluded Disposition) in which the Net Available Proceeds of such Disposition shall exceed $250,000 (herein, the "CURRENT DISPOSITION"), to deliver to the Administrative Agent (which shall promptly forward a copy thereof to the Lenders) a statement, certified by a Senior Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Available Proceeds of the Current Disposition that will (on the date of the Current Disposition) be received in cash, in which event the Borrower will prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (g) below), and the Commitments shall be subject to automatic reduction (in each case in the manner specified in paragraph (f) below as follows:

    (i) upon the date of the Current Disposition, in an aggregate amount equal to 100% of the Net Available Proceeds thereof to the extent received in cash on the date of the Current Disposition; and

    (ii) thereafter, from time to time as the Borrower or any of its Subsidiaries shall receive Net Available Proceeds during such quarterly fiscal period in cash under deferred payment or escrow arrangements or Investments entered into or received in connection with any Disposition, in an amount equal to (x) 100% of the aggregate amount of such Net Available Proceeds MINUS (y) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Available Proceeds PLUS (or MINUS, as the case may be) (z) any other adjustment received or paid by the Borrower or such Subsidiary pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Available Proceeds of Dispositions,

PROVIDED that, notwithstanding the foregoing, the Borrower shall not be required to make any prepayment or reduce Commitments

                               CREDIT AGREEMENT
under this paragraph (d) until such time as the aggregate amount of the required prepayments and reductions of Commitments pursuant to the foregoing clauses (i) and (ii) (with respect to the then Current Disposition and all prior Dispositions as to which a prepayment has not yet been made under this paragraph (d)), after deducting any such amounts previously applied to prepayments and reductions of Commitments pursuant to this paragraph (d), shall be greater than or equal to $1,000,000.

    (e) DEBT ISSUANCE. Upon any issuance or incurrence of Indebtedness after the Effective Date (other than Indebtedness permitted under Sections 9.07(a), (b), (d) and (e) hereof), (i) at any time when the Total Debt Ratio is greater than or equal to 1.25 to 1, in respect of Subordinated Indebtedness permitted under Section 9.11(a) hereof or (ii) in respect of any other Indebtedness (other than the Loans), the Borrower shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (g) below), and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds thereof (or, with respect to any Subordinated Indebtedness referred to in clause (i) above, the amount of such Net Available Proceeds that, when applied to the prepayment of Loans as contemplated by this Section 2.10, will result in the Total Debt Ratio being less than 1.25 to 1, whichever amount is lesser), such prepayment to be effected in each case in the manner and to the extent specified in paragraph (f) below;

    (f) APPLICATION. Prepayments and reductions of Commitments described in the above paragraphs of this Section 2.10 shall be applied without penalty or premium (except for any interest rate breakage costs pursuant to Section 5.05 hereof), first, to repay Term Loans, ratably as between the outstanding Tranche A Term Loans and the outstanding Incremental Term Loans (if any) and ratably to the then remaining respective principal installments thereof and, thereafter, except for prepayments described in paragraph (c) above, to reduce permanently the aggregate amount of Revolving Credit Commitments (and, if after such reduction the aggregate principal amount of Revolving Credit Loans, together with the aggregate amount of Letter of Credit Liabilities, exceed the aggregate amount of such Revolving Credit Commitments, to prepay Revolving Credit Loans and/or provide cover for outstanding letters of credit as provided in paragraph (g) below). Notwithstanding the foregoing, the amount required to be applied in respect of the Term Loans under paragraph
(c) above shall be applied in respect of such Term Loans as follows: first, 25% of such amount shall be applied ratably as between the outstanding Tranche A Term Loans and the outstanding Incremental Term Loans and in direct order of the then remaining principal installments thereof scheduled to fall due during the period of 12 months immediately succeeding

                             CREDIT AGREEMENT
the date of such application; and, then, the remainder shall be applied as provided above in this paragraph (f).

    (g) COVER FOR LETTER OF CREDIT LIABILITIES. In the event that the Borrower shall be required pursuant to this Section 2.10, or pursuant to
Section 3.01(a) hereof, to provide cover for Letter of Credit Liabilities, the Borrower shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in the Collateral Account (as provided therein as collateral security in the first instance for the Letter of Credit Liabilities) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities have been paid in full.

    (h)  CURRENCY VALUATION.

         (i) On each Quarterly Date and upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), but in any event no more than once in any rolling 30-day period, the Administrative Agent shall promptly determine the aggregate outstanding principal amount of all Sterling Loans and the aggregate outstanding principal amount of all Revolving Credit Loans (for which purpose the outstanding principal amount of any Sterling Loan shall be deemed to be the Dollar Equivalent (determined as of the Business Day on which the Administrative Agent shall have received such Currency Valuation Notice prior to 11:00 a.m. New York time (or, if received by the Administrative Agent after such time on any Business Day, as of the next succeeding Business Day) or as of such Quarterly Date) of the amount in Pounds Sterling of such Loan). Upon making such determination, the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Borrower thereof.

         (ii) If, on the date of such determination, (A) the aggregate outstanding principal amount of all Sterling Loans exceeds 105% of the aggregate amount of the Sterling Sub-Limits as then in effect or (B) the aggregate outstanding principal amount of all Revolving Credit Loans exceeds the aggregate amount of the Revolving Credit Commitments as then in effect, the Borrower shall, if requested (through the Administrative Agent) by any Sterling Lender or Revolving Credit Lender, as the case may be, prepay the Sterling Loans or the Revolving Credit Loans in an amount such that after giving effect thereto the aggregate outstanding principal amount of the Sterling Loans does not exceed the aggregate amount of the Sterling Sub-Limits or the aggregate outstanding principal amount of the Revolving Credit Loans does not exceed the aggregate

                           CREDIT AGREEMENT

Revolving Credit Commitments, as the case may be. Any such payment pursuant to the foregoing clauses (A) and (B) shall be accompanied by any amounts payable under Sections 3.02 and 5.05 hereof.

    Revolving Credit Commitments, as the case may be. Any such payment pursuant to the foregoing clauses (A0 and (B) shall be accompanied by any amounts payable under Sections 3.02 and 5.05 hereof.

For purposes of this Section 2.10(h), "CURRENCY VALUATION NOTICE" shall mean a notice given by any Sterling Lender or Revolving Credit Lender to the Administrative Agent stating that such notice is a "Currency Valuation Notice" and requesting that the Administrative Agent determine the aggregate outstanding principal amount of Sterling Loans or the Revolving Credit Loans, as the case may be.

         Section 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

         3.01  REPAYMENT OF LOANS.

         (a) REVOLVING CREDIT LOANS. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender the entire outstanding principal amount of such Lender's Revolving Credit Loans, and each Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

         (b) TRANCHE A TERM LOANS. The Borrower hereby promises to pay to the Administrative Agent for account of the Tranche A Term Loan Lenders the principal of the Tranche A Term Loans in twenty-six installments payable on the Tranche A Principal Payment Dates as follows:

                Tranche A
          Principal Payment Date
         Falling on or Nearest to:               Amount of Installment ($)
         --------------------------              -------------------------

           March 31, 1998                                1,250,000
           June 30, 1998                                 1,250,000
           September 30, 1998                            1,250,000
           December 31, 1998                             1,250,000

           March 31, 1999                                2,500,000
           June 30, 1999                                 2,500,000
           September 30, 1999                            2,500,000
           December 31, 1999                             2,500,000

           March 31, 2000                                2,500,000
           June 30, 2000                                 2,500,000
           September 30, 2000                            2,500,000
           December 31, 2000                             2,500,000

                               CREDIT AGREEMENT

           March 31, 2001                                2,500,000
           June 30, 2001                                 2,500,000
           September 30, 2001                            2,500,000
           December 31, 2001                             2,500,000

           March 31, 2002                                2,500,000
           June 30, 2002                                 2,500,000
           September 30, 2002                            2,500,000
           December 31, 2002                             2,500,000

           March 31, 2003                                2,500,000
           June 30, 2003                                 2,500,000
           September 30, 2003                            2,500,000
           December 31, 2003                             2,500,000

           March 31, 2004                                2,500,000
           June 30, 2004                                 2,500,000

If the Borrower does not borrow the full amount of the aggregate Tranche A Term Loan Commitments on the Effective Date, the shortfall shall be applied to reduce the foregoing installments ratably.

         (c) INCREMENTAL TERM LOANS. The Borrower hereby promises to pay to the Administrative Agent for account of the Incremental Term Loan Lenders the principal of the Incremental Term Loans on the Incremental Term Loan Principal Payment Dates in the installments specified in the Incremental Term Loan Activation Notice. Notwithstanding the foregoing, the scheduled installments set forth in the Incremental Term Loan Activation Notice shall not require the Borrower (i) to repay any principal of the Incremental Term Loans prior to March 31, 1999, (ii) to repay more than 2.5% of the original principal amount of the Incremental Term Loans on any Quarterly Date in calendar year 1999, (iii) to repay more than 5% of the original principal amount of the Incremental Term Loans on any Quarterly Date in calendar years 2000, 2001, 2002, 2003 or on March 31, 2004, June 30, 2004 or September 30,
2004.   Scheduled installments of principal of the Incremental Term Loans on and after December 31, 2004 shall be as the Borrower and the Incremental Term Loan Lenders agree in the Incremental Term Loan Activation Notice.

         3.02 INTEREST. The Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

         (a) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) PLUS

                               CREDIT AGREEMENT
the Applicable Margin; and

         (b) during each Interest Period for such Loan during which such Loan is a Eurocurrency Loan, the Eurocurrency Rate for such Interest Period PLUS the Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on all of the Loans or Reimbursement Obligations hereunder at the applicable Post-Default Rate on any principal of any Loan made by such Lender and on any other amount payable by the Borrower hereunder to or for account of such Lender, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates, (ii) in the case of a Eurocurrency Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.

         Section 4.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

         4.01  PAYMENTS.

         (a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Borrower under this Agreement, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Loan Document, shall be made in the Currency in which such Loan or other amount is denominated, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account in New York, New York (or, if such payment is a payment of principal or interest with respect to Sterling Loans, at an account in London, England) specified by the Administrative Agent, not later than 1:00 p.m. New York time (or, if such payment is a payment of principal or interest with respect to Sterling Loans, 1:00 p.m. London time) on the date on which such payment shall become due (each such payment made after

                                 CREDIT AGREEMENT
such time on such due date to be deemed to have been made on the next succeeding Business Day). All amounts owing under this Agreement (other than principal of and interest on Sterling Loans) are denominated and payable in Dollars.

         (b) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made to the Administrative Agent when due pursuant to Section 4.01(a) hereof to any ordinary deposit account of the Borrower with such Lender (with notice to the Borrower and the Administrative Agent), PROVIDED that such Lender's failure to give such notice shall not affect the validity thereof.

         (c) The Borrower shall, at the time of making each payment under this Agreement for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans, Reimbursement Obligations or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

         (d)  Except to the extent otherwise provided in the last sentence of
Section 2.03(e) hereof, each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

         (e) If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

         4.02 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class or Sub-Class from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of commitment fee under Section 2.05 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class or the Sterling Sub-Limits under Section
2.03 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders or the Sterling Sub-Limits, pro rata according to the amounts of

                              CREDIT AGREEMENT
their respective Commitments of such Class or their respective Sterling Sub-Limits, as the case may be; (b) except as otherwise provided in Section
5.04 hereof, Eurocurrency Loans of any Class or Currency having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Credit Commitments, Sterling Sub-Limits, Tranche A Term Loan Commitments and Incremental Term Loan Commitments (in the case of the making of Loans) or their respective Dollar Loans, Sterling Loans, Tranche A Term Loans and Incremental Term Loans (in the case of Conversions and Continuations of Loans); (c) each payment or prepayment of principal of Dollar Loans, Sterling Loans, Tranche A Term Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class or Sub-Class held by them; and (d) each payment of interest on Dollar Loans, Sterling Loans, Tranche A Term Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

         4.03 COMPUTATIONS. Interest on Eurodollar Loans and commitment fee and letter of credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but, except as otherwise provided in Section 2.03(g) hereof, excluding the last day) occurring in the period for which payable and interest on Eurosterling Loans, Base Rate Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans and Reimbursement Obligations shall be computed on the basis of a year of 360 days and actual days elapsed.

         4.04 MINIMUM AMOUNTS. Except for mandatory prepayments made pursuant to Section 2.10 hereof and Conversions or prepayments made pursuant to Section 5.04 hereof, (a) each borrowing, Conversion and partial prepayment of principal of Base Rate Loans shall be in an aggregate amount at least equal to $1,000,000 or a larger multiple of $100,000 and (b) each borrowing, Continuation, Conversion or partial prepayment of principal of Eurocurrency Loans shall be in an aggregate amount at least equal to $1,000,000 or a larger multiple of $1,000,000, or, in the case of Sterling Loans, the Sterling Equivalent thereof rounded downwards to the nearest L1,000 (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of Eurocurrency Loans, having different Interest

                              CREDIT AGREEMENT

Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period), and if any Eurodollar Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

         4.05 CERTAIN NOTICES. Notices by the Borrower to the Administrative Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, of Classes of Loans, of Currencies of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon New York time (or, if such notice relates to a borrowing, Continuation or optional prepayment of Sterling Loans, not later than 12:00 noon London time) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                      Number of
                                                       Business
                  Notice                              Days Prior
                  ------                              -----------

          Termination or reduction
          of Commitments                                    3

          Borrowing or prepayment of,
          or Conversions into,
          Base Rate Loans                                   1

          Borrowing or prepayment of,
          Conversions into, Continuations
          as, or duration of Interest
          Period for, Eurocurrency Loans                    3


Notwithstanding the foregoing, the Borrower may give a notice of prepayment of all outstanding Loans or termination of Commitments that is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04 hereof) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing,

                              CREDIT AGREEMENT

Conversion, Continuation or optional prepayment (which shall be a Business
Day). Each notice of borrowing, Continuation or optional prepayment of Revolving Credit Loans shall specify the Sub-Class of each Loan to be borrowed, Continued or prepaid. Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Borrower fails to select the Type of Loan, or the duration of any Interest Period for any Eurodollar Loan, within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event that the Borrower fails to select the duration of any Interest Period for any Eurosterling Loan, the Borrower shall be deemed to have selected an interest period of one month. In the event that the Borrower fails to select the Sub-Class of any Revolving Credit Loan, such Loan will be made as a Dollar Loan.

         4.06 NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (the "PAYOR") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "ADVANCE DATE") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, PROVIDED that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s)

                              CREDIT AGREEMENT
shall each be obligated to pay interest on the Required Payment as follows:

              (i) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Borrower under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Borrower under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and

              (ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, the Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 3.02 hereof is applicable to the Type of such Loan, it being understood that the return by the Borrower of the Required Payment to the Administrative Agent shall not limit any claim the Borrower may have against the Payor in respect of such Required Payment.

         4.07  SHARING OF PAYMENTS, ETC.

         (a) Each Obligor agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Obligor), in which case it shall promptly notify such Obligor and the Administrative Agent thereof, PROVIDED that such Lender's failure to give such notice shall not affect the validity thereof.

         (b) If any Lender shall obtain from any Obligor payment of any principal of or interest on any Loan of any Class denominated in a Currency owing to it or any Letter of Credit Liability owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right

                              CREDIT AGREEMENT
or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans of such Class and denominated in such Currency (the "APPLICABLE LOANS") or Letter of Credit Liabilities or such other amounts then due hereunder or thereunder by such Obligor to such Lender than the percentage received by any other Lender to which principal of or interest on the Applicable Loans or Letter of Credit Liabilities or such other amounts is then due hereunder, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Applicable Loans or Letter of Credit Liabilities or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Applicable Loans or Letter of Credit Liabilities or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

         (c) The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

         (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

                              CREDIT AGREEMENT

         Section 5.  YIELD PROTECTION, ETC.

         5.01  ADDITIONAL COSTS.

         (a) The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurocurrency Loans or its obligation to make any Eurocurrency Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Change that:

              (i) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office and excluding any U.S. Taxes that would not be payable under the proviso in the first paragraph of Section 5.07(a) hereof); or

              (ii) imposes or modifies any reserve, special deposit or similar requirements (other than, in the case of any Lender for any period as to which the Borrower is required to pay any amount under paragraph (d) below, the reserves against "Eurocurrency liabilities" under Regulation D therein referred to) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of "Eurocurrency Rate" in Section 1.01 hereof), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

              (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities) or its Commitments.

If any Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurocurrency Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in

                              CREDIT AGREEMENT
effect (in which case the provisions of Section 5.04 hereof shall be applicable), PROVIDED that such suspension shall not affect the right of such Lender to receive the compensation so requested.

    (b)  Without limiting the effect of the foregoing provisions of this
Section 5.01 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such holding company) to a level below that which such Lender (or any Applicable Lending Office or such holding company) could have achieved but for such law, regulation, interpretation, directive or request).

    (c) Each Lender shall notify the Borrower of any event occurring after the Effective Date entitling such Lender to compensation under Section 5.01(a) or 5.01(b) hereof as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; PROVIDED that
(i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section
5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender


                               CREDIT AGREEMENT
for compensation under Section 5.01(a) or 5.01(b) hereof. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) hereof, or of the effect of capital maintained pursuant to Section 5.01(b) hereof, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, PROVIDED that such determinations and allocations are made on a reasonable basis.

    (d) Without limiting the effect of the foregoing, the Borrower shall pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Lender is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Eurocurrency Loans) an additional amount (determined by such Lender and notified to the Borrower through the Administrative Agent) equal to the product of the following for each Eurocurrency Loan for each day during such Interest Period:

         (i) the principal amount of such Eurocurrency Loan outstanding on such day; and

         (ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurocurrency Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one MINUS the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender on such day MINUS (y) such numerator; and

         (iii) 1/360.

    5.02 LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Eurocurrency Rate for any Interest Period for any Eurocurrency Loan;

         (a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Eurocurrency Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the


                               CREDIT AGREEMENT
    relevant maturities for purposes of determining rates of interest for Eurocurrency Loans as provided herein; or

         (b) if the Majority Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurocurrency Rate" in Section
    1.01 hereof upon the basis of which the rate of interest for Eurocurrency Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurocurrency Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurocurrency Loans, to Continue Eurocurrency Loans or to Convert Base Rate Loans into Eurodollar Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurocurrency Loans, either prepay such Loans or, in the case of Eurodollar Loans, Convert such Loans into Base Rate Loans in accordance with Section 2.09 hereof.

    5.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurocurrency Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender's obligation to make or Continue Eurocurrency Loans, or to Convert Base Rate Loans into Eurodollar Loans, shall be suspended until such time as such Lender may again make and maintain Eurocurrency Loans (in which case the provisions of Section 5.04 hereof shall be applicable).

    5.04 TREATMENT OF AFFECTED LOANS. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollars Loans (or, in the case of a Conversion resulting from a circumstance described in Section 5.03 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in


                               CREDIT AGREEMENT

Section 5.01 or 5.03 hereof that gave rise to such Conversion no longer exist:

         (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

         (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Converted into Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans of the same Class made by other Lenders are outstanding, such Lender's Base Rate Loans of such Class shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Loans of such Class are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of such Class.

    If the obligation of any Sterling Lender to make or Continue Eurosterling Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, then, unless and until such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such suspension no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), all Sterling Loans that would otherwise be made by a Sterling Lender as Eurosterling Loans shall be made as Dollar Loans.

    5.05 COMPENSATION. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurocurrency


                               CREDIT AGREEMENT

Loans) which such Lender may sustain:

         (a) if any payment, mandatory or optional prepayment or Conversion of a Eurocurrency Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) occurs on a date other than the last day of the Interest Period for such Loan; or

         (b) if the Borrower fails for any reason (including, without limitation, the failure of any of the conditions precedent specified in
    Section 7 hereof to be satisfied) to borrow a Eurocurrency Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 hereof.

Calculation of all amounts payable to a Lender under this Section 5.05 shall be made as though such Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of such Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 5.05.


                               CREDIT AGREEMENT

    5.06 ADDITIONAL COSTS IN RESPECT OF LETTERS OF CREDIT. Without limiting the obligations of the Borrower under Section 5.01 hereof (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Lender or Lenders of issuing (or purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender or Lenders (through the Administrative Agent), the Borrower shall pay immediately to the Administrative Agent for account of such Lender or Lenders, from time to time as specified by such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Lender or Lenders, submitted by such Lender or Lenders to the Borrower shall be conclusive in the absence of manifest error as to the amount thereof.

    5.07  U.S. TAXES.

    (a) The Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, PROVIDED that the foregoing obligation to pay such additional amounts shall not apply:

         (i) to any payment to any Lender hereunder (other than in respect of any Registered Loan) unless such Lender is, on the Effective Date (or on the date it becomes a Lender hereunder as provided in Section 12.06(b) hereof) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder


                               CREDIT AGREEMENT
    in respect of the Loans) or Form 4224 (relating to all interest to be received by such Lender hereunder in respect of the Loans),

         (ii) to any payment to any Lender hereunder in respect of a Registered Loan (a "REGISTERED HOLDER"), unless such Registered Holder (or, if such Registered Holder is not the beneficial owner of such Registered Loan, the beneficial owner thereof) is, on the Effective Date (or on the date such Registered Holder becomes a Lender as provided in Section 12.06(b) hereof) and on the date of any change in the Applicable Lending Office of such Lender, entitled to submit a Form W-8, together with an annual certificate stating that such Registered Holder (or beneficial owner, as the case may be) (w) is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (x) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, (y) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 871(h)(4)(B) of the Code) and (z) is not acting as a conduit entity (within the meaning of U.S. Treasury Regulation Section 1.881-3), or

         (iii) to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person (or, if such non-U.S. Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements (including, without limitation, the failure to timely submit a Form 1001, 4224 or W-8 (together with the annual certificate required under clause (ii) above), as applicable) concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes of this Section 5.07(a), (A) "FORM 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (B) "FORM 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America and (C) "FORM W-8" shall mean Form W-8 (Certificate of Foreign Status) of the Department of Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (A), (B) and (C) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to


                               CREDIT AGREEMENT
document a claim to which such Form relates.

    (b) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

    (c) The Borrower further agrees to pay to each Sterling Lender such additional amounts as are necessary in order that the net payment of any amount due to such Sterling Lender that is not a U.K. Person hereunder after deduction for or withholding in respect of any U.K. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.K. Taxes by such non-U.K. Person), will not be less than the amount stated herein to be then due and payable, PROVIDED that the foregoing obligation to pay such additional amounts shall not apply:

         (i) to any payment to any Sterling Lender hereunder unless such Sterling Lender is, on the date hereof (or on the date it becomes a Sterling Lender hereunder as provided in Section 12.06(b) hereof) and on the date of any change in the Applicable Lending Office for Sterling Loans of such Sterling Lender, either entitled to a complete exemption from withholding or deduction by the Borrower of U.K. Taxes on all interest to be received by such Sterling Lender hereunder in respect of the Sterling Loans made by such Sterling Lender to the Borrower, or

         (ii) to any U.K. Taxes required to be deducted or withheld solely by reason of the failure by such Sterling Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United Kingdom of such Sterling Lender if such compliance is required by statute or regulation as a precondition to relief or exemption from such U.K. Taxes.

    5.08 REPLACEMENT LENDERS. At any time within 30 days after the payment by the Borrower to any Lender of any amount pursuant to Section 5.01(a), 5.01(b) or 5.07 hereof that the Borrower deems material, the Borrower may, by notice to the Administrative Agent and each Lender that requested the payment of such amount, nominate or propose a bank or other financial institution that is willing to become the assignee of the Loans and (if any) Commitments of such Lender (a "REPLACEMENT LENDER") pursuant to Section 12.06(b) hereof, and within 15 Business Days after receipt of such proposal from the Borrower, such Lender


                               CREDIT AGREEMENT
shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit G hereto whereby such Lender shall assign its entire Loans and (if any) Commitments to the proposed Replacement Lender in accordance with Section 12.06(b) hereof unless, prior to the expiration of such period, the Administrative Agent shall have notified the Borrower and such Lender that the proposed Replacement Lender is not reasonably acceptable to the Administrative Agent; PROVIDED that in no event will (i) any Lender be required to enter into such Assignment and Acceptance under this Section 5.08 at a price less than par plus accrued interest and prorated fees and other costs due hereunder (including, without limitation, break funding costs incurred by such Lender as a result of such assignment being effected on a day other than the last day of an Interest Period, which amount (if any) shall be payable by the Borrower to such Lender) to the effective date thereof, (ii) the Administrative Agent or any Lender be obligated to assist the Borrower in identifying any Person that is willing to become such a Replacement Lender and (iii) any such assignment be required if the consummation thereof conflicts with any law, regulation or rule.

    Section 6.  GUARANTEE.

    6.01 THE GUARANTEE. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents (including, without limitation, all Reimbursement Obligations), and all obligations of the Borrower or any of its Subsidiaries to any Lender or any affiliate of a Lender in respect of any Interest Rate Protection Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "GUARANTEED OBLIGATIONS"). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

    6.02  OBLIGATIONS UNCONDITIONAL.  The obligations of


                               CREDIT AGREEMENT
the Subsidiary Guarantors under Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

         (i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

         (ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

         (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

         (iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the


                               CREDIT AGREEMENT

Guaranteed Obligations.

          6.03 REINSTATEMENT. The obligations of the Subsidiary Guarantors under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

          6.04 SUBROGATION. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in
Section 6.01 hereof, whether by subrogation or otherwise, against the Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

          6.05 REMEDIES. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of said
Section 6.01.

          6.06 INSTRUMENT FOR THE PAYMENT OF MONEY. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a

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                                       68

dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR
Section 3213.

          6.07 CONTINUING GUARANTEE. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

          6.08 RIGHTS OF CONTRIBUTION. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 6.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 6 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

          For purposes of this Section 6.08, (i) "EXCESS FUNDING GUARANTOR" shall mean, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "EXCESS PAYMENT" shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "PRO RATA SHARE" shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of all of the Borrower and the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of the

                                CREDIT AGREEMENT

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                                       69

Borrower and the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

          6.09 GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under
Section 6.01 hereof would otherwise, taking into account the provisions of
Section 6.08 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

          Section 7.  CONDITIONS PRECEDENT.

          7.01 EFFECTIVENESS AND INITIAL EXTENSION OF CREDIT. The effectiveness of this Agreement and the obligation of any Lender to make its initial extension of credit hereunder (whether by making a Loan or issuing a Letter of Credit) is subject to the conditions precedent that the Administrative Agent shall have received, on or before July 31, 1997, the following documents (with sufficient copies for each Lender), each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

          (a) CORPORATE DOCUMENTS. Certified copies of the charter and by-laws (or equivalent documents) of each Obligor and of all partnership and corporate authority for each Obligor (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of such of the Basic Documents to which such Obligor is intended to be a party and each other document to be delivered by such Obligor from time to time in connection herewith and the extensions of credit hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from such Obligor to the contrary).

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                                       70

          (b) SENIOR OFFICER'S CERTIFICATE. A certificate of a Senior Officer, dated the Effective Date, to the effect set forth in the first sentence of Section 7.02 hereof.

          (c) OPINIONS OF COUNSEL TO THE OBLIGORS. Opinions, dated the Effective Date, of (i) Willkie Farr & Gallagher, special New York counsel to the Obligors, substantially in the form of Exhibit C hereto,
     (ii) Osler, Hoskin & Harcourt, special Canadian counsel to Panavision Canadian Holdings Inc. and (iii) Bell Gully Buddle Weir, special New Zealand counsel to the Borrower, in each case in form and substance satisfactory to the Lenders and (in the case of clause (i)) covering such other matters as the Administrative Agent or any Lender may reasonably request (and each Obligor hereby instructs each such counsel to deliver such opinion to the Lenders and the Administrative Agent).

          (d) OPINIONS OF COUNSEL TO CHASE. Opinions, dated the Effective Date, of (i) Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, substantially in the form of Exhibit D hereto and (ii) Milbank, Tweed, Hadley & McCloy, special English counsel to Chase (and Chase hereby instructs each such counsel to deliver such opinions to the Lenders).

          (e) SECURITY AGREEMENT. The Security Agreement, duly executed and delivered by the Borrower, each of the other Obligors party thereto and the Administrative Agent and the certificates identified under the name of each such Obligor in Annex 1 thereto, in each case accompanied by undated stock powers executed in blank. In addition, each Obligor shall have taken such other action (including, without limitation, delivering to the Administrative Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement.

          (f) NEW ZEALAND PLEDGE AGREEMENTS. The New Zealand Pledge Agreement, duly executed and delivered by the Borrower and the Administrative Agent and the share certificate(s) of Visual Action NZ identified therein (in each case accompanied by undated stock transfer forms executed in blank). In addition, the Borrower shall have taken such other action as the Administrative Agent shall have requested in order to create valid first priority Liens on the shares of Visual Action NZ.

          (g) U.K. PLEDGE AGREEMENTS. The U.K. Pledge Agreement, duly executed and delivered by the Borrower and

                                CREDIT AGREEMENT

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                                       71

     the Administrative Agent and the share certificate(s) of Panavision Europe identified therein (in each case accompanied by undated stock transfer forms executed in blank). In addition, the Borrower shall have taken such other action as the Administrative Agent shall have requested in order to create valid first priority Liens on the shares of Panavision Europe.

          (h) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to
     Section 9.04 hereof and the designation of the Administrative Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by said Section 9.04, such certificates to be in such form and contain such information as is specified in said Section 9.04.

          (i) CONSUMMATION OF THE VISUAL ACTION ACQUISITION. Evidence that prior to or concurrently with the making of the initial extensions of credit hereunder:

               (i) the condition set forth in clause 5 of the Visual Action Acquisition Agreement shall have been satisfied and "Completion" (as defined therein) shall have occurred in accordance with clause 4 thereof, and each other transaction contemplated by the Acquisition shall have been consummated and no material provision of the Acquisition Documents shall have been waived, amended, supplemented or otherwise modified; and

               (ii) the aggregate cash consideration paid in respect of the Acquisition on the Effective Date shall be in an aggregate amount shall not exceed L37,500,00 (subject to purchase price adjustments as set forth in the Visual Action Acquisition Agreement);

     and the Administrative Agent shall have received a certificate from a Senior Officer to such effect.

          (j)  COPIES OF THE VISUAL ACTION ACQUISITION DOCUMENTS.  Copies of
     (i) each Visual Action Acquisition Document, each as in effect on the Effective Date, and (ii) upon the request of the Administrative Agent, any agreement, certificate, court order or other writing delivered by any party to the Acquisition Documents in connection with the closings thereunder.

          (k) REPAYMENT OF EXISTING INDEBTEDNESS. Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including, without

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                                       72

     limitation, any contingent or other amounts payable in respect of letters of credit) that is to be repaid on the Effective Date (including, without limitation, all Indebtedness under the Existing Credit Agreement) shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Administrative Agent shall have been made).

          (l) EVIDENCE OF APPROVALS. Evidence that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

          (m) CERTAIN FINANCIAL MATTERS. A certificate of a Senior Officer, dated the Effective Date, setting forth the Total Debt Ratio as at the Effective Date (calculated as of the Effective Date on a pro forma basis determined so as to give effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date).

          (n) FINANCIAL STATEMENTS. To the extent not previously delivered, the financial statements of the Borrower referred to in Section 8.02 hereof.

          (o) OTHER DOCUMENTS. Such other documents as the Administrative Agent or any Lender or special New York counsel to Chase may reasonably request.

     The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

          7.02  INITIAL AND SUBSEQUENT EXTENSIONS OF CREDIT.  The

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
     obligation of the Lenders to make any Loan or otherwise extend credit to the Borrower upon the occasion of each borrowing or other extension of credit hereunder is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

          (a) no Default shall have occurred and be continuing; and

          (b) the representations and warranties made by the Borrower in
     Section 8 hereof, and by each Obligor in each of the other Loan Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date (it being understood that references to "the date hereof" are references to a specific date), as of such specific date).

     Each notice of borrowing or request for the issuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

          Section 8. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

          8.01 EXISTENCE. Each of the Borrower and its Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

          8.02 FINANCIAL CONDITION. The Borrower has heretofore furnished to each of the Lenders the following financial statements:

                                CREDIT AGREEMENT

               (i) consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1996 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP,

               (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the three-month period ended on such date,

               (iii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 1997, adjusted to give effect to the consummation of the Acquisition and the financings contemplated in connection therewith as if such transactions had occurred as of such dates, and

               (iv) projections of consolidated statements of income and cash flows of the Borrower and its Subsidiaries through 2000, all after giving effect to the Acquisition.

The financial statements described in clauses (i) and (ii) above are complete and correct in all material respects and fairly present the consolidated financial condition of the Borrower and its Subsidiaries or Samuelson Group and its Subsidiaries, as the case may be, and the consolidated results of their respective operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 31, 1997 to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. The pro forma balance sheet referred to in clause (iii) above reflects the proper application (based on reasonable estimates) of pro forma adjustments after giving effect to the Acquisition. The projections referred to in clause (iv) above are based on reasonable estimates.

          None of the Borrower and its Subsidiaries has on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates and except for liabilities with respect to the Visual Action Acquisition as set forth in the Visual Action Acquisition Documents. Except for the Visual Action Acquisition to be consummated on the Effective Date, since December 31, 1996, there has been no material adverse change in the consolidated

                                CREDIT AGREEMENT
financial condition, operations, business, assets, liabilities or prospects taken as a whole of the Borrower and its Subsidiaries from that set forth in
(x) the financial statements referred to in clause (i) above as at said date and (y) from and after the delivery thereof, the financial statements referred to in Section 9.01(d) as at said date.

          8.03 LITIGATION. Except as set forth in Schedule V hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Subsidiaries or that could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, or that seek to enjoin or otherwise challenge any of the transactions (including the Visual Action Acquisition) contemplated by this Agreement.

          8.04 NO BREACH. None of the execution and delivery of this Agreement and the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under the charter, partnership agreement or by-laws of any Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          8.05 ACTION. Each Obligor has all necessary partnership or corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by each Obligor of each of the Basic Documents to which it is a party have been duly authorized by all necessary partnership or corporate action on its part (including, without limitation, any required partner or shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and the other Basic Documents to which it is a party when executed and delivered by such Obligor will constitute, its legal, valid and binding obligation, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless

                                CREDIT AGREEMENT
of whether such enforceability is considered in a proceeding in equity or at law).

          8.06 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of this Agreement or any of the other Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for filings, recordings and registrations in respect of the Liens created pursuant to the Security Documents.

          8.07 USE OF CREDIT. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

          8.08 ERISA. Each Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law except where failure to so comply could not reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lenders under Section 9.01(f) hereof which could reasonably be likely to lead to liabilities in excess of $500,000.

          8.09  TAXES.   Except as set forth in Schedule VI hereto, the
Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

          8.10 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          8.11 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                CREDIT AGREEMENT

          8.12  MATERIAL AGREEMENTS AND LIENS.

          (a) Part A of Schedule II hereto is a complete and correct list of each credit agreement, loan agreement, indenture, agreement for purchase of Property or services, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) as to which (in the case of any such arrangement) the aggregate principal or face amount equals or exceeds (or may equal or exceed) $500,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule II.

          (b) Part B of Schedule II hereto is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000 and covering any Property of the Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule II.

          8.13 ENVIRONMENTAL MATTERS. Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Except as set forth on
Schedule VII hereto, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no

                               CREDIT AGREEMENT
investigation or review is pending or (to the knowledge of the Borrower) threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries, in each case which could reasonably be expected to lead to fines, penalties or liabilities in excess of $500,000. All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries and that could reasonably be expected to have a Material Adverse Effect have been made available to the Administrative Agent.

          8.14  CAPITALIZATION.   As of the Effective Date (after giving
effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date), (i) there are no outstanding Equity Rights with respect to the Borrower except as set forth on Schedule IV hereto and (ii) there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any partnership interest, shares of capital stock or other ownership interests of the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

                               CREDIT AGREEMENT

          8.15  SUBSIDIARIES, ETC.

          (a) Set forth in Part A of Schedule III hereto is a complete and correct list of all of the Subsidiaries of the Borrower as of the date of the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date), together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule III hereto, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule III hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

          (b) Set forth in Part B of Schedule III hereto is a complete and correct list of all Investments (other than Investments disclosed in Part A of said Schedule III hereto and other than Investments of the type referred to in clauses (b), (c), (d) or (e) of Section 9.08 hereof) held by the Borrower or any of its Subsidiaries in any Person on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of
Schedule III hereto, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

          (c) None of the Subsidiaries of the Borrower is, on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date), subject to any indenture, agreement, instrument or other arrangement of the type described in Section 9.15(c) hereof. As of the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date), (i) Panavision U.K. L.P. does not engage in any activity, or own or hold any Property or assets, other than (x) the ownership of the capital shares of Panavision Luxembourg and (y) the making of loans to Panavision Luxembourg in an aggregate principal amount not exceeding L18,091,000 and

                               CREDIT AGREEMENT

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                                     -80-

(ii) Panavision Luxembourg does not engage in any activity, or own any Property or assets, other than the making of a loan to Panavision Europe in an aggregate principal amount not exceeding L18,091,000 and the holding of a promissory note representing such loan.

          8.16 TITLE TO ASSETS. The Borrower owns and has on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) good and marketable title (subject only to Liens permitted by Section 9.06 hereof) to the material Properties shown to be owned in the most recent financial statements referred to in Section 8.02 hereof (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to
Section 9.05 hereof). The Borrower owns and has on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) good and marketable title to, and enjoys on the Effective Date peaceful and undisturbed possession of, all material Properties (subject only to Liens permitted by Section 9.06 hereof) that are necessary for the operation and conduct of its businesses.

          8.17 TRUE AND COMPLETE DISCLOSURE. The information, reports, financial statements, exhibits and schedules (including, without limitation, the Information Memorandum) furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the Effective Date by the Borrower and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby (including, without limitation, any information memorandum prepared in connection with the primary syndication of this Agreement to the Lenders other than Chase) will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrower that could have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

                               CREDIT AGREEMENT

          Section 9. COVENANTS OF THE BORROWER. The Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

          9.01 FINANCIAL STATEMENTS ETC. The Borrower shall deliver to the Administrative Agent, together with copies for each of the Lenders (which copies the Administrative Agent shall promptly forward to the Lenders):

          (a) as soon as available and in any event within 45 days after the end of each calendar monthly period (other than the month of December), consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year;

          (b) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a Senior Officer, which certificate shall state (i) that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) and (ii) the amount of any Restricted Payment paid during such period as permitted pursuant to
     Section 9.09 hereof;

          (c) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower,

                               CREDIT AGREEMENT

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                                     -82-

     consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that the Borrower was not in compliance with
     Section 9.10 hereof, insofar as such Section relates to accounting matters;

          (d) as soon as possible and in any event within 60 days after the Effective Date, the consolidated balance sheets of Samuelson Group and its Subsidiaries as at December 31, 1996 and the related consolidated statements of profit and loss and cash flows of Samuelson Group and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Coopers & Lybrand, together with a certificate of a Senior Officer to the effect that, to the best of such Senior Officer's knowledge, such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Samuelson Group and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with generally accepted accounting principles and practices applied on a consistent basis;

          (e) promptly upon their becoming available, copies of all registration statements and regular periodic reports that the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally or to holders of Subordinated Indebtedness generally, copies of all financial statements, reports and proxy statements so mailed, and promptly following the receipt thereof by the Borrower, copies of any notices or demands made by any holder (or a trustee for any holder) of any Subordinated Indebtedness to or upon the Borrower;

                               CREDIT AGREEMENT

          (g) as soon as possible, and in any event within 20 Business Days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Senior Officer setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

               (i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the notice requirement of Section 4043(a) of ERISA (PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code or
          Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

               (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan, in each case other than in a standard termination;

               (iii)  the institution by the PBGC of proceedings under
          Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

               (iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has

                               CREDIT AGREEMENT
          terminated under Section 4041A of ERISA;

               (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

               (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

          (h) promptly after the Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto;

          (i) promptly upon becoming available for each fiscal year (but not later than 15 days after the beginning of each fiscal year), an annual budget of the Borrower and its Subsidiaries for such fiscal year, containing (i) a forecast balance sheet, and statements of income and cash flows, (ii) an explanation of assumptions used to arrive at such forecasts and (iii) an estimate of the calculation of compliance with the covenants set forth in Section 9.10 for the relevant forecast period; and

          (j) from time to time such other information regarding the financial condition, operations, business or prospects of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) or Affiliates as any Lender or the Administrative Agent may reasonably request.

The Borrower will furnish to the Administrative Agent, together with copies for each of the Lenders (which copies the Administrative Agent shall promptly forward to the Lenders), at the time it furnishes each set of financial statements pursuant to Section 9.01(b) or 9.01(c) hereof, a certificate of a Senior Officer (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the


                               CREDIT AGREEMENT
computations necessary to determine whether the Borrower is in compliance with Sections 9.07(e), 9.08(f), 9.09(a), 9.09(b), 9.09(c) and 9.10 hereof as of the end of the respective monthly accounting period, quarterly fiscal period or fiscal year.

          9.02  LITIGATION.

          (a) The Borrower will promptly give to the Administrative Agent, together with copies for each of the Lenders (which copies the Administrative Agent shall promptly forward to the Lenders), notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, but only if such proceedings, if adversely determined, could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

          (b)  Without limiting the generality of the obligations under
Section 9.02(a) hereof, the Borrower will give to the Administrative Agent, together with copies for each Lender (which copies the Administrative Agent shall promptly forward to the Lenders), notice of the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, but only if such environmental matter or alleged violation, if adversely determined, could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

          9.03 EXISTENCE, ETC. The Borrower will, and will cause each of its Subsidiaries to:

          (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (PROVIDED that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section 9.05 hereof);

          (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect;

          (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the

                               CREDIT AGREEMENT
     date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied; and

          (f) permit representatives of any Lender or the Administrative Agent, during normal business hours and upon reasonable notice to the Borrower, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

          9.04 INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies, and with respect to Property and risks of a character usually maintained by corporations engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such corporations, PROVIDED that in any event the Borrower will maintain property damage insurance with respect to the tangible personal and real property subject to the Liens of the Security Documents in such amounts, and subject to such deductibles, as shall be reasonably satisfactory to the Administrative Agent, and shall name the Administrative Agent as loss payee under each policy of such insurance.

          9.05  PROHIBITION OF FUNDAMENTAL CHANGES.

          (a) MERGERS AND CONSOLIDATIONS. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

          (b) ACQUISITIONS. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any Acquisition of, any Person except for:

               (i)   purchases of inventory and other Property to be

                                CREDIT AGREEMENT
          sold or used in the ordinary course of business;

               (ii)  Investments permitted under Section 9.08 hereof;

               (iii) Capital Expenditures;

               (iv) the Visual Action Acquisition; and

               (v) the Borrower and its Wholly Owned Subsidiaries may effect any Acquisition, so long as:

                    (A) the aggregate Purchase Price of all Acquisitions shall not exceed $40,000,000 and the aggregate Purchase Price of any individual Acquisition shall not exceed $15,000,000, PROVIDED that the aggregate Purchase Price of all Acquisitions of Persons which, after giving effect to such Acquisition, are less than 80% owned by the Borrower and/or any of its Wholly Owned Subsidiaries shall not exceed $20,000,000;

                    (B) each Acquired Entity shall engage in a line of business (1) related to the manufacturing, sale, distribution or rental of media and/or film equipment (or any line of business substantially similar to the line(s) of business conducted by the Borrower and its Subsidiaries on the Effective Date) or (2) otherwise acceptable to the Majority Lenders;

                    (C) such Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the relevant Acquired Entity (and the related assets) is owned by the Borrower and/or any of its Subsidiaries and, if effected by merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving entity;

                    (D) such Acquisition (if by purchase of stock or other ownership interests) shall be effected in such manner so that the Acquired Entity becomes either a direct Subsidiary of the Borrower or a direct Subsidiary of a direct Wholly Owned Subsidiary of the Borrower;

                    (E) the Borrower shall deliver to the Administrative Agent, no later than five Business Days prior to the consummation of such Acquisition, a reasonably detailed description of the material terms of such Acquisition (including, without limitation, the business, assets or Person, the Purchase Price thereof, the method and structure of payment thereof and (if such Acquisition involves the purchase of real

                                CREDIT AGREEMENT

               Property) the estimated fair market value of such Property);

                    (F) to the extent applicable, the Borrower shall have complied (or made arrangements satisfactory to the Administrative Agent to comply) with the provisions of Sections 9.15 hereof, including, without limitation, delivery to the Administrative Agent of the certificates evidencing the capital stock or other ownership interests of any new Subsidiary Acquired pursuant to such Acquisition, accompanied by undated stock or other powers executed in blank;

                    (G) the sum, for the Acquired Entity and its Subsidiaries, if any (determined on a consolidated basis without duplication in accordance with GAAP), of (a) net income for the period of four consecutive fiscal quarters ending on or most recently prior to the date of such Acquisition (calculated after eliminating extraordinary gains and losses and unusual items) PLUS (b) income and other taxes (to the extent deducted in determining net income for such period) PLUS (c) depreciation and amortization and other non-cash charges (to the extent deducted in determining net income for such period) PLUS (d) the aggregate amount of Interest Expense for such period MINUS (e) the aggregate amount of interest income for such period PLUS (f) the aggregate amount of upfront or one-time fees or expenses payable in respect of Interest Rate Protection Agreements during such period (to the extent deducted in determining net income for such period) PLUS (g) the amount of unrealized foreign exchange losses (net of any gains) (or MINUS the amount of unrealized foreign exchange gains (net of any losses)) PLUS (h) expenses, including excess compensation or parachute payments, in connection with such Acquisition (to the extent deducted in determining net income for such period) MINUS (i) expenditures (including, without limitation, the aggregate amount of assets capitalized under Capital Lease Obligations incurred during such period computed in accordance with GAAP) made by the Acquired Entity or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP shall exceed zero;

                    (H) immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred or be continuing;

                                CREDIT AGREEMENT

                    (I) after giving effect to such Acquisition the Borrower shall be in compliance with Section 9.10 hereof (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such Acquisition for which financial statements of the Borrower and its Subsidiaries are available, under the assumption that such Acquisition shall have been made or consummated, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such Acquisition); and

                    (J) on or prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate of a Senior Officer showing the calculations in reasonable detail to demonstrate compliance with the requirements of clauses (G) and (I) above and certifying as to clause (H) above.

          In addition, but not as a condition precedent to any Acquisition, the Borrower shall deliver to the Administrative Agent promptly following the consummation of each Acquisition, a copy of the relevant fully executed acquisition agreement (including schedules and exhibits thereto).

           (c) DISPOSITIONS. The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding:

               (i)  Excluded Dispositions; and

               (ii) additional Dispositions having a market value not exceeding $3,000,000 during any fiscal year or $6,000,000 in the aggregate for all such Dispositions.




                                CREDIT AGREEMENT

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                                       90

          (d) CERTAIN EXCLUSIONS. Notwithstanding the foregoing provisions of this Section 9.05:

               (i) any Wholly Owned Subsidiary of the Borrower may be merged or consolidated with or into: (x) the Borrower if the Borrower shall be the continuing or surviving corporation or (y) any other Wholly Owned Subsidiary of the Borrower;

               (ii) any Wholly Owned Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Borrower or another Wholly Owned Subsidiary of the Borrower (other than Panavision U.K. L.P. or Panavision Luxembourg); and

               (iii) the Borrower may cause Panavision Italia S.rl. to be liquidated.

          9.06 LIMITATION ON LIENS. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          (a)  Liens created pursuant to the Security Documents;

          (b) Liens in existence on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) and listed in Part B of Schedule II hereto (excluding, however, following the making of any Loans to be made hereunder on the Effective Date, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on said Schedule
     II);

          (c) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Subsidiaries, as the case may be, in accordance with GAAP;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under Section 10(h) hereof;

                                CREDIT AGREEMENT

          (e) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

          (h) Liens upon real and/or tangible personal Property acquired after the Effective Date (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens secures Indebtedness under Section 9.07(e) hereof and which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; PROVIDED that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon.

          9.07 INDEBTEDNESS. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a) Indebtedness to the Lenders hereunder, including, without limitation, Incremental Term Loans, in an aggregate principal amount up to but not exceeding $50,000,000;

          (b) Indebtedness outstanding on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date) and listed in Part A of Schedule II hereto;

          (c) Subordinated Indebtedness incurred after the Effective Date in accordance with Section 9.11(a) hereof;

          (d)  Indebtedness of Subsidiaries of the Borrower to

                                CREDIT AGREEMENT

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                                       92

the Borrower or to other Subsidiaries of the Borrower, and Indebtedness of the Borrower to any Subsidiary of the Borrower; and

          (e) additional Indebtedness of the Borrower and its Subsidiaries (including, without limitation, Capital Lease Obligations and other Indebtedness secured by Liens permitted under Sections 9.06(h) hereof) up to but not exceeding $12,000,000 at any one time outstanding.

          9.08 INVESTMENTS. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

          (a) Investments outstanding on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date), as identified in Part B of Schedule III hereto;

          (b)  operating deposit accounts with banks;

          (c)  Permitted Investments;

          (d) Investments by the Borrower and its Subsidiaries in the Borrower and its Subsidiaries;

          (e) Interest Rate Protection Agreement not entered into for speculative purposes;

          (f) advances, loans or extensions of credit arising in connection with the sale of inventory or supplies, or the provision of services, by the Borrower or any of its Subsidiaries in the ordinary course of business having a term not exceeding 180 days for the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries) or 360 days for any Foreign Subsidiary;

          (g) loans to directors, officers, employees or agents up to but not exceeding $1,500,000 in the aggregate at any one time outstanding;

          (h) Investments made as a result of the receipt of non-cash consideration from a Disposition permitted under Section 9.05(c) hereof, up to but not exceeding $1,000,000 (with respect to the fair market value of such non-cash consideration) in the aggregate at any one time outstanding;

          (i) Investments in dealers and customers received in connection with any bankruptcy or reorganization of such Person as a result of an Investment otherwise permitted hereunder;

                                CREDIT AGREEMENT

          (j) Investments comprised of progress payments to suppliers up to but not exceeding $1,000,000 in the aggregate at any one time outstanding;

          (k) additional Investments (other than any Investments permitted under any of the foregoing clauses, but excluding any Investments permitted under clause (l) below) of up to but not exceeding $4,000,000 in the aggregate during any fiscal year, PROVIDED that in no event shall the aggregate amount of all such Investments exceed $6,000,000; and

          (l)  Acquisitions permitted under Section 9.05(b)(iv) hereof.

          9.09 RESTRICTED PAYMENTS. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make any Restricted Payment at any time; PROVIDED that, so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, the Borrower may:

          (a) if, as of the last day of any fiscal year of the Borrower ending on or after December 31, 1996 (the "PRECEDING FISCAL YEAR"), the Total Debt Ratio is less than 1.25 to 1, make Restricted Payments during the succeeding fiscal year in an aggregate amount not exceeding the net income of the Borrower and its Subsidiaries for such preceding fiscal year PLUS an amount equal to any amount which could previously have been paid under this clause (a) but which was not theretofore paid, PROVIDED that the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days (but not more than 20 Business Days) prior to the date of declaration of any such Restricted Payment, a certificate of a Senior Officer setting forth computations in reasonable detail demonstrating compliance with the requirements of this clause (a); and

          (b) Panavision Canada Holdings may repurchase its shares held by management from time to time, up to but not exceeding $3,000,000 in the aggregate.

          Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

          9.10  CERTAIN FINANCIAL COVENANTS.

          (a) TOTAL DEBT RATIO. The Borrower will not permit the Total Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

                                CREDIT AGREEMENT

              Period                                         Ratio
              ------                                         -----

        From and including the
          Effective Date to and
          including December 30, 1997                       2.50 to 1

        From and including
          December 31, 1997
          to and including
          March 30, 1998                                    2.25 to 1

        From and including
          March 31, 1998
          to and including
          September 29, 1998                                2.00 to 1

        From and including
          September 30, 1998
          to and including
          March 30, 1999                                    1.75 to 1

        From and including
          March 31, 1999
          to and including
          September 29, 1999                                1.50 to 1

        From and including
          September 30, 1999
          and at all times
          thereafter                                        1.25 to 1


          (b) INTEREST COVERAGE RATIO. The Borrower will cause the Interest Coverage Ratio to exceed the following respective ratios at the end of each fiscal quarter during the following respective periods:

              Period                                         Ratio
              ------                                         -----

        From and including the
          Effective Date
          to and including
          December 30, 1998                                  4.5 to 1

        From and including
          December 31, 1998
          and at all times
          thereafter                                         6.0 to 1

          (c)  FIXED CHARGES RATIO.  The Borrower will not permit

                                CREDIT AGREEMENT
the Fixed Charges Ratio to be less than 1.05 to 1 at the end of any fiscal quarter.

          (d) CAPITAL EXPENDITURES. The Borrower will not permit the aggregate amount of Capital Expenditures in any fiscal year of the Borrower (for purposes of this Section 9.10(d), the "CURRENT FISCAL YEAR") to exceed the sum of (x) $48,000,000 PLUS an amount equal to 50% of Excess Cash Flow for the preceding fiscal year. If the aggregate amount of Capital Expenditures for the preceding fiscal year were less than the amount permitted for such fiscal year in the preceding sentence, then the shortfall shall be added to the amount of Capital Expenditures permitted for the Current Fiscal Year (but not any other) and, for purposes hereof, the amount of Capital Expenditures made during the Current Fiscal Year shall be deemed to be made first from the amount of any carryover from the preceding fiscal year.

          9.11  SUBORDINATED INDEBTEDNESS.

          (a) INCURRENCE. The Borrower may, at any time after the Effective Date, incur additional Indebtedness so long as each of the following conditions shall be satisfied:

                (i) such additional Indebtedness is subordinated to the obligations of the Borrower to pay principal of and interest on the Loans and the other obligations hereunder and under the Loan Documents on terms of subordination, and pursuant to documentation containing other terms (including, without limitation, interest, amortization, covenants and events of default), in each case in form and substance reasonably satisfactory to the Majority Lenders;

               (ii) the Net Available Proceeds of such Indebtedness are applied to the prepayment of the Loans to the extent required by
          Section 2.10(e) hereof; and

               (iii) after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof, no Default shall have occurred and be continuing.

Any Subsidiary Guarantor may Guarantee such Indebtedness so long as such Guarantee is similarly subordinated to the Guarantee of such Subsidiary Guarantor hereunder upon terms (including, without limitation, terms of subordination) in form and substance reasonably satisfactory to the Majority Lenders.

          (b) PAYMENTS AND PREPAYMENTS. The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any

                                CREDIT AGREEMENT
voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except for regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness.

          9.12 LINES OF BUSINESS. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any line or lines of business activity other than that related to the manufacturing, sale, distribution or rental of media and/or film equipment or lines of business substantially similar to that conducted by the Borrower and its Subsidiaries on the Effective Date (after giving effect to the Visual Action Acquisition and the other transactions contemplated to occur on such date).

          9.13 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); PROVIDED that, notwithstanding the foregoing:

          (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive indemnification and reasonable compensation for his or her services in such capacity;

          (ii) the Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate; and

          (iii) the Borrower and its Subsidiaries may make Permitted Investments in the Warburg Pincus Cash Reserve Fund meeting the requirements of the definition of "Permitted Investments" in Section
     1.01 hereof.

          9.14  USE OF PROCEEDS.  The Borrower will use the


                                CREDIT AGREEMENT
proceeds of (i) the Tranche A Term Loans and the Revolving Credit Loans made hereunder on the Effective Date to refinance the loans under the Existing Credit Agreement, to finance the Visual Action Acquisition and to pay fees and expenses incurred in connection with the Visual Action Acquisition and this Agreement, (ii) the Revolving Credit Loans made hereunder after the Effective Date to finance the ongoing working capital and capital expenditure requirements of the Borrower and its Subsidiaries and to provide funds for general corporate purposes of the Borrower and its Subsidiaries and (iii) the Incremental Term Loans made hereunder for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Acquisitions permitted under Section 9.05(b)(v)). The Borrower will use such proceeds in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations G, T, U and X and the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations thereunder. Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

          9.15  CERTAIN OBLIGATIONS RESPECTING SUBSIDIARIES.

          (a) SUBSIDIARY GUARANTORS. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower are "Subsidiary Guarantors" hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new entity that shall constitute a Subsidiary hereunder, the Borrower and its Subsidiaries will cause such new Subsidiary to:

          (i) become a "Subsidiary Guarantor" hereunder, and a "Securing Party" under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

          (ii) cause such Subsidiary to take such action (including, without limitation, delivering such shares of stock and executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the Property of such new Subsidiary (other than real Property and fixtures owned or leased by such Subsidiary) as collateral security for the obligations of such new Subsidiary hereunder (PROVIDED that any such security interests shall be subject to the provisions of Section 5.04(c) of the Security Agreement and to any Liens permitted under Section 9.06 hereof and existing at the time such entity becomes a Subsidiary); and

          (iii)  deliver such proof of partnership or corporate


                                CREDIT AGREEMENT
     action, incumbency of officers, opinions of counsel (subject to usual and customary exceptions and assumptions) and other documents as is consistent with those delivered by each Obligor pursuant to Section 7.01 hereof on the Effective Date or as the Administrative Agent shall have requested;

PROVIDED that, if any such Subsidiary is organized as a corporation under the laws of a jurisdiction other than the United States of America or a State thereof (each a "FOREIGN SUBSIDIARY"), such Subsidiary shall not be required to become a Subsidiary Guarantor hereunder or a Securing Party under the Security Agreement and, if such Foreign Subsidiary is a direct Subsidiary of the Borrower or a Subsidiary of the Borrower that is organized under the laws of the United States of America or a State thereof, the Borrower shall forthwith pledge, or cause to be pledged, to the Administrative Agent (for the benefit of the Lenders) under the Security Agreement (or, at the request of the Majority Lenders, under a pledge or other agreement governed by the law of such Subsidiary's jurisdiction of organization) (x) 66% of the voting capital stock of such Foreign Subsidiary having ordinary voting power for the election of the board of directors of such Foreign Subsidiary and (y) 100% of all other stock of such Foreign Subsidiary; and PROVIDED FURTHER that Panavision U.K. L.P. shall not be required to become a Subsidiary Guarantor hereunder.

          (b) OWNERSHIP OF SUBSIDIARIES. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries formed or acquired after the Effective Date is a Wholly Owned Subsidiary, except that with respect to Subsidiaries formed or acquired pursuant to Section 9.05(b)(v) or 9.08(k) hereof, such Subsidiaries shall not be required to be Wholly Owned Subsidiaries. In the event that any additional shares of stock shall be issued by any Subsidiary, the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

          (c) CERTAIN RESTRICTIONS. The Borrower will not permit any of its Subsidiaries to enter into, after the Effective Date, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property;


                                CREDIT AGREEMENT

PROVIDED that the foregoing shall not prohibit (i) any customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements, (ii) any restriction with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, PROVIDED that the consummation of such transaction is otherwise permitted under this Agreement, (iii) any restriction pursuant to applicable law or regulations, (iv) any restriction on the sale or other disposition of Property securing Indebtedness as a result of a Lien on such Property, and (v) any restriction contained in any instrument constituting Indebtedness permitted under Section 9.07(e) hereof, PROVIDED that such restrictions are consistent with, and not materially more restrictive (as conclusively determined in good faith by a Senior Officer) than comparable provisions included in this Agreement.

          9.16 MODIFICATIONS OF CERTAIN DOCUMENTS. The Borrower will not, nor will it permit any of its Subsidiaries to, consent to any modification, supplement, or waiver of any of the provisions of any provision of its respective charter or by-laws (or equivalent documents), if in each case such modification, supplement or waiver could reasonably be expected to be adverse to the interests of the Lenders under the Loan Documents, in each case without the prior consent of the Majority Lenders; PROVIDED that, the Borrower shall, in any event, notify the Administrative Agent in writing of any proposed modification, supplement or waiver of any provision of any of the foregoing agreements or documents at least ten Business Days prior to proposed effective date of such modification, supplement or waiver.

          Section 10. EVENTS OF DEFAULT. If one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

          (a) The Borrower shall default in the payment when due (whether at stated maturity or at mandatory or optional prepayment) of (i) any principal of any Loan or Reimbursement Obligation, (ii) any interest on any Loan or Reimbursement Obligation or (iii) any fee or any other amount payable by it hereunder or under any other Loan Document and, in the case of any such default in the payment of any fee or other amount, such default shall continue for two or more Business Days; or

          (b) The Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $5,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or


                                CREDIT AGREEMENT
     relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or any event specified in any Interest Rate Protection Agreement to which any Obligor is a party shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating $5,000,000 or more to become due; or

          (c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) Any of the following shall occur and be continuing: (i) the Borrower shall default in the performance of any of its obligations under any of Sections 9.05, 9.06, 9.07, 9.08, 9.09, 9.10, 9.11 or 9.16
     hereof; (ii) any Obligor shall default in the performance of any of its obligations under Section 5.02 of the Security Agreement; or (iii) any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 or more days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

          (e) The Borrower or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) The Borrower or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or other applicable laws of similar effect, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation,


                                CREDIT AGREEMENT
     dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other applicable laws of similar effect or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Significant Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Significant Subsidiary or of all or any substantial part of its Property, or (iii) similar relief in respect of the Borrower or such Significant Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or any of its Significant Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code or other applicable laws of similar effect; or

          (h) A final judgment or judgments for the payment of money of $5,000,000 or more in the aggregate (net of judgment amounts to the extent covered by insurance or indemnity where the insurer or indemnitor, as the case may be, has admitted liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Significant Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition specified in Section 9.01(f) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur


                                CREDIT AGREEMENT
     or, in the opinion of the Majority Lenders, shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) have a Material Adverse Effect; or

          (j) There shall have been asserted against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries or Affiliates, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries, Affiliates or predecessors that, in the reasonable judgment of the Majority Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

          (k)  Any of the following events shall occur and be continuing:

               (i) any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Section 13(d) and 14(d) of the Exchange Act (other than Warburg Pincus and the Warburg Affiliates) becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation or other business combination or otherwise, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% (or such higher percentage as shall be owned at such time by Warburg Pincus and/or the Warburg Affiliates) of the capital stock of the Borrower on a fully-diluted basis (in other words, giving effect to the exercise of any warrants, options and conversion and other rights); or

               (ii) a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (x) who are members of said Board on the Effective Date, (y) whose election or nomination to said Board has been approved by individuals referred to in the foregoing clause (x) constituting at the time of such election or


                                CREDIT AGREEMENT
          nomination at least a majority of said Board or (z) whose election or nomination to said Board was approved by individuals referred to in the foregoing clauses (x) and (y) constituting at the time of such election or nomination at least a majority of said Board; or

          (l) The Liens created by the Security Documents shall at any time not (other than by reason of the action of the Administrative Agent or any of the Lenders) constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 9.06 hereof or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or any Subsidiary Guarantor shall contest the enforceability of its obligations hereunder;

THEREUPON:

          (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Administrative Agent may, (and, upon the direction of the Majority Lenders, shall) by notice to the Borrower, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder (including, without limitation, any amounts payable under Section 5.05 or 5.06 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and

          (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder (including, without limitation, any amounts payable under Section 5.05 or 5.06 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.


                                CREDIT AGREEMENT

          In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Revolving Credit Loans and all other amounts payable by the Borrower hereunder to be due and payable), the Borrower agrees that it shall, if requested by the Administrative Agent or the Majority Revolving Credit Lenders through the Administrative Agent (and, in the case of any Event of Default referred to in clause (f) or (g) of this Section 10 with respect to the Borrower, forthwith, without any demand or the taking of any other action by the Administrative Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to the Administrative Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Administrative Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as therein provided.

          Section 11.  THE ADMINISTRATIVE AGENT.

          11.01 APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents (and specifically as agent under the New Zealand Pledge Agreement and the U.K. Pledge Agreement) with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 hereof and the first sentence of Section 11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents):

          (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;

          (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other


                                CREDIT AGREEMENT

     Person to perform any of its obligations hereunder or thereunder;

          (c) shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

          (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          11.02 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or, if provided herein, in accordance with the instructions given by the Majority Revolving Credit Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

          11.03 DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders or, if provided herein, the Majority Revolving Credit Lenders, PROVIDED


                                CREDIT AGREEMENT
that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders, the Majority Revolving Credit Lenders or all of the Lenders.

          11.04 RIGHTS AS A LENDER. With respect to its Commitments and the Loans made by it, Chase (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Chase (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Obligors (and any of their Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and Chase and its affiliates (and any such successor) and its affiliates may accept fees and other consideration from the Obligors for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

          11.05 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of the Borrower under said
Section 12.03) ratably in accordance with the aggregate principal amount of the Loans and Reimbursement Obligations held by the Lenders (or, if no Loans or Reimbursement Obligations are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 12.03 hereof) or the enforcement of any of the terms hereof or thereof or of any such other documents, PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.


                                CREDIT AGREEMENT

          11.06  NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.
Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

          11.07 FAILURE TO ACT. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          11.08 RESIGNATION OR REMOVAL OF ADMINISTRATIVE AGENT. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right (with the consent of the Borrower, such consent not to be unreasonably withheld) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring


                                CREDIT AGREEMENT

Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

          11.09 CONSENTS UNDER OTHER LOAN DOCUMENTS. Except as otherwise provided in Section 12.04 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, PROVIDED that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Majority Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property that is the subject of either a disposition of Property permitted hereunder or a disposition to which the Majority Lenders have consented.

          Section 12.  MISCELLANEOUS.

          12.01 WAIVER. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.


                                CREDIT AGREEMENT

          12.02 NOTICES. All notices, requests and other communications provided for herein and in the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy), delivered to the intended recipient at the address or telecopy number specified (i) in the case of the Borrower and the Administrative Agent, below their respective names on the signature pages hereof, (ii) in the case of any Subsidiary Guarantor, below the signature of the Borrower on the signature pages hereof and (iii) in the case of any other Lender, in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

          12.03 EXPENSES, ETC. The Borrower agrees to pay or reimburse each of the Lenders and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the extensions of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); (b) all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 12.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.


                                CREDIT AGREEMENT

          The Borrower hereby agrees to indemnify the Administrative Agent and each Lender and their respective directors, officers, trustees, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender, whether or not the Administrative Agent or any Lender is a party thereto) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Without limiting the generality of the foregoing, the Borrower will indemnify the Administrative Agent and each Lender from, and hold the Administrative Agent and each Lender harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (including any Lien filed against any Property covered by the Mortgages or any part of the collateral thereunder in favor of any governmental entity, but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased at any time by the Borrower or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials at or from any such site or facility, excluding any such Release or threatened Release that shall occur during any period when the Administrative Agent or any Lender shall be in possession of any such site or facility following the exercise by the Administrative Agent or any Lender of any of its rights and remedies hereunder or under any of the Security Documents, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by the Borrower and its Subsidiaries, at such site or facility.

          12.04 AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing


                                CREDIT AGREEMENT
signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; PROVIDED that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders (i) increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for any payment of principal of or interest on any Loan, the Reimbursement Obligations or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the rights or obligations of the Borrower to prepay Loans, (vi) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or Types or Classes of Loans, (vii) alter the terms of this Section 12.04, (viii) modify the definition of the term "Majority Lenders" or "Majority Revolving Credit Lenders", or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (ix) release any Subsidiary Guarantor from any of its guarantee obligations under Section 6 hereof (except in connection with the disposition of such Subsidiary in a transaction permitted hereunder or to which the Majority Lenders shall have consented), or (x) waive any of the conditions precedent set forth in Section 7.01 hereof; (b) any modification or supplement of Section 11 hereof, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent; and (c) any modification or supplement of Section 6 hereof shall require the consent of each Subsidiary Guarantor.

          12.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          12.06  ASSIGNMENTS AND PARTICIPATIONS.

          (a) No Obligor may assign any of its rights or obligations hereunder without the prior consent of all of the Lenders and the Administrative Agent.

          (b) Each Lender may assign any of its Loans, its Commitments, and, if such Lender is a Revolving Credit Lender, its Letter of Credit Interest (but only with the consent of, (x) in the case of its outstanding Commitments, the Borrower and the Administrative Agent, which consent in either case shall not be unreasonably withheld and, (y) in the case of the Revolving


                                CREDIT AGREEMENT

Credit Commitment or a Letter of Credit Interest, the Issuing Lender), PROVIDED that:

          (i) no such consent by the Borrower, the Administrative Agent or the Issuing Lender shall be required in the case of any assignment to another Lender (or any of its affiliates);

          (ii) except to the extent the Borrower and the Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender) shall be in an amount at least equal to $5,000,000, and after giving effect thereto, the assigning Lender shall have Commitments and Loans in an aggregate amount of at least $5,000,000;

          (iii) each such assignment by a Lender of its Revolving Credit Loans, Revolving Credit Commitment or Letter of Credit Interest shall be made in such manner so that (A) the same portion of its Revolving Credit Loans, Revolving Credit Commitment and Letter of Credit Interest is assigned to the respective assignee and (B) after giving effect to such assignment, the Revolving Credit Commitment of the assignor equals or exceeds the sum of (x) its Sterling Sub-Limit (if any) PLUS (y) its Revolving Credit Commitment Percentage of the Letter of Credit Limit;

          (iv) each such assignment by a Sterling Lender of its Sterling Loans shall be made in such manner so that (A) the same portion of its Sterling Loans and Sterling Sub-Limit is assigned to the respective assignee, (B) after giving effect to such assignment, the Revolving Credit Commitments of the assignor and the assignee exceed the sum of
     (x) their respective Sterling Sub-Limits PLUS (y) their respective Revolving Credit Commitment Percentages of the Letter of Credit Limit;

          (v) each such assignment by a Lender of its Incremental Term Loans shall be made in such manner so that the same portion of its Incremental Term Loans and Incremental Term Loan Commitment is assigned to the respective assignee; and

          (vi) each such assignment shall be effected pursuant to an Assignment and Acceptance substantially in the form of Exhibit G hereto, executed by the assigning Lender and the assignee and delivered to the Administrative Agent for its acceptance and recording in the register referred to below.

Upon execution and delivery of such Assignment and Acceptance, and subject to the consent thereto by the Borrower, the Administrative Agent and the Issuing Lender to the extent


                                CREDIT AGREEMENT
required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by the Borrower, the Administrative Agent and the Issuing Lender), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s), Loans and, if applicable, Letter of Credit Interest (or portions thereof) assigned to it and specified in such Assignment and Acceptance (in addition to the Commitment(s), Loans and Letter of Credit Interest, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. Upon each such assignment the assigning Lender shall pay the Administrative Agent an assignment fee of $3,000. The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing by the Borrower to each Lender from time to time. The entries in such register shall be conclusive, in the absence of clearly demonstrable error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded therein as the owner of the Loan or Loans recorded therein for all purposes of this Agreement. Such register shall be available for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice.

          (c) A Lender may sell or agree to sell to one or more other Persons (each a "PARTICIPANT") a participation in all or any part of any Loans or Letter of Credit Interest held by it, or in its Commitments, PROVIDED that such Participant shall not have any rights or obligations under this Agreement or any other Loan Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrower to any Lender under Section 5 hereof in respect of Loans, Letter of Credit Interest held by it, and its Commitments, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest and Commitments, and as if such Lender were funding each of such Loans, Letter of Credit Interest and Commitments in the same way that it is funding the portion of such Loans, Letter of Credit Interest and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) extend the term of such Lender's related Commitment or extend the amount or date of any scheduled reduction of such Commitment pursuant to
Section 2.04 hereof, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount


                                CREDIT AGREEMENT
of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section
11.09 or 12.04 hereof, requires the consent of each Lender.

          (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may (without notice to the Borrower, the Administrative Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and any promissory note issued hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loans to an affiliate. No such assignment shall release the assigning Lender from its obligations hereunder (except that such assignment shall release the assigning Lender to the extent the same is effected in accordance with the provisions of paragraph (b) above).

          (e) A Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.12(b) hereof.

          (f) Anything in this Section 12.06 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or Reimbursement Obligation held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, except that this paragraph (f) shall not prohibit any such assignment or participation to any Affiliate of the Borrower that is a bank or trust company organized under the laws of the United States of America or a State thereof and that is supervised by the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve.

          (g) At the request of any Lender that is not a U.S. Person and is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, the Borrower shall maintain, or cause to be maintained, a register (which will be separate from the register referred to in the last sentence of Section 12.06(b) hereof) that, at the request of the Borrower, shall be kept by the Administrative Agent on behalf of the Borrower at no charge to the Borrower at the address to which notices to the Administrative Agent are to be sent hereunder, on which it enters the name of such Lender as the registered owner of each Loan held


                                CREDIT AGREEMENT
by such Lender. Each Loan so registered shall be a "REGISTERED LOAN". A Registered Loan may be assigned or otherwise transferred in whole or in part by registration of such assignment or transfer on such register. Any assignment or transfer of all or part of such Loan may be effected by registration of such assignment or transfer on such register, together with the surrender of the promissory note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder of such promissory note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new promissory notes, payable to such Lender or its registered assigns, in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or transfer of any Registered Loan, the Borrower shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. The register referred to above in this Section 12.06(g) shall be available for inspection by the Borrower and any Lender that is a Registered Holder at any reasonable time upon reasonable prior notice.

          12.07 SURVIVAL. The obligations of the Borrower under Sections 5.01, 5.05, 5.06, 5.07 and 12.03 hereof, the obligations of each Subsidiary Guarantor under Section 6.03 hereof, and the obligations of the Lenders under
Section 11.05 hereof, shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit Interest hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of a Loan or Letter of Credit), any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          12.08 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.



                                CREDIT AGREEMENT

          12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          12.10 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including, without limitation, its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          12.11  WAIVER OF JURY TRIAL.  EACH OF THE OBLIGORS, THE
ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          12.12  TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

          (a) The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 12.12(b) hereof as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments.

          (b) Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors,


                                CREDIT AGREEMENT
officers, employees and representatives) to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature, any non-public information supplied to it by the Borrower pursuant to this Agreement that is identified by the Borrower as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, PROVIDED that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of this Section 12.12), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender (or to Chase Securities, Inc.), (vi) in connection with any litigation to which any one or more of the Lenders or the Administrative Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (vii) to a subsidiary or affiliate of such Lender as provided in Section 12.12(a) hereof or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit F hereto (or executes and delivers to such Lender an acknowledgement to the effect that it is bound by the provisions of this Section 12.12(b), which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans or Letter of Credit Interest hereunder); PROVIDED, FURTHER, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit F hereto shall be superseded by this Section 12.12 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 12.06(b) hereof.


                                CREDIT AGREEMENT

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       BORROWER


                                       PANAVISION INC.



                                       By /s/ Jeffrey J. Marcketta
                                         ---------------------------------
                                           Title: Executive Vice President

                                       Address for Notices:

                                       Panavision Inc.
                                       6219 De Soto Avenue
                                       Woodland Hills, CA 91367-2602

                                       Attention:  Jeffrey J. Marcketta
                                       Telecopier No.:  (818) 316-1110
                                       Telephone No.:   (818) 316-1000





                                CREDIT AGREEMENT

                                       SUBSIDIARY GUARANTORS


                                       PANAVISION INTERNATIONAL, L.P.

                                       By Panavision Inc.,
                                          its general partner



                                       By /s/ Jeffrey J. Marcketta
                                          --------------------------------
                                           Title: Executive Vice President


                                       KEEPCO I, INC.



                                       By /s/ Jeffrey J. Marcketta
                                          --------------------------------
                                           Title: Assistant Secretary


                                       KEEPCO II, INC.



                                       By /s/ Jeffrey J. Marcketta
                                          --------------------------------
                                           Title: Assistant Secretary


                                       PANAVISION U.K. HOLDINGS, INC.



                                       By /s/ Jeffrey J. Marcketta
                                          --------------------------------
                                           Title: Vice President


                                       VICTOR DUNCAN, INC.



                                       By /s/ Jeffrey J. Marcketta
                                          --------------------------------
                                           Title: Vice President


                                CREDIT AGREEMENT

                                       LENDERS


                                       THE CHASE MANHATTAN BANK


                                       By /s/ Tracey A. Navin
                                          --------------------------------
                                           Title: Vice President


                                       CIBC INC.


                                       By /s/ Matthew B. Jones
                                          --------------------------------
                                           Title: Authorized Signatory


                                       BANKBOSTON, N.A.


                                       By /s/ Kathryn Ticknor
                                          --------------------------------
                                           Title: Director


                                       THE BANK OF NOVA SCOTIA


                                       By /s/ Stephen Lockhart
                                          --------------------------------
                                           Title: Vice President


                                       BANK OF HAWAII


                                       By /s/ Robert L. Wilson
                                          -------------------------------
                                           Title: Vice President


                                       ABN AMRO BANK N.V.


                                       By /s/ William Swiontek
                                          --------------------------------
                                           Title: Group Vice President


                                       By /s/ John A. Miller
                                          --------------------------------
                                           Title: Group Vice President



                                CREDIT AGREEMENT

                                       BANK OF TOKYO-MITSUBISHI TRUST
                                         COMPANY



                                       By /s/ Glenn B. Eckert
                                          --------------------------------
                                           Title: Vice President


                                       FLEET NATIONAL BANK



                                       By /s/ Eric Meyer
                                          --------------------------------
                                           Title: Vice President


                                       LLOYDS BANK PLC



                                       By /s/ Ted Walser
                                          --------------------------------
                                           Title: Senior Vice President


                                       By /s/ Paul Briamonte
                                          --------------------------------
                                           Title: Vice President B374



                                CREDIT AGREEMENT

                                       ADMINISTRATIVE AGENT


                                       THE CHASE MANHATTAN BANK,
                                       as Administrative Agent


                                       By /s/ Tracey A. Navin
                                          --------------------------------
                                           Title: Vice President

                                       Address for Notices to
                                       the Administrative Agent:

                                         The Chase Manhattan Bank
                                         1 Chase Manhattan Plaza
                                         8th Floor
                                         New York, New York  10081

                                         Attention:  Agent Bank Services
                                         Telecopier No.:  (212) 552-5658
                                       Telephone No.:  (212) 552-7400



                                CREDIT AGREEMENT

                                                                     SCHEDULE I

                                  COMMITMENTS

                                                                    Tranche A
                             Revolving Credit    Sterling           Term Loan
Lender                       Commitment          Sub-Limit          Commitment
------                       ----------------    ---------          ----------
The Chase Manhattan
  Bank                         $21,600,000.00    $ 8,474,576.26     $14,400,000.00
CIBC Inc.                       13,800,000.00      7,796,610.17       9,200,000.00
BankBoston, N.A.                12,000,000.00      6,779,661.02       8,000,000.00
The Bank of Nova
  Scotia                        12,000,000.00      6,779,661.02       8,000,000.00
Bank of Hawaii                   6,600,000.00                         4,400,000.00
ABN AMRO Bank N.V.               6,000,000.00      3,389,830.51       4,000,000.00
Bank of Tokyo-Mitsubishi
  Trust Company                  6,000,000.00                         4,000,000.00
Fleet National Bank              6,000,000.00      3,389,830.51       4,000,000.00
Lloyds Bank plc                  6,000,000.00      3,389,830.51       4,000,000.00
                               --------------    --------------     --------------
                               $90,000,000.00    $40,000,000.00     $60,000,000.00



                                CREDIT AGREEMENT

                                                                    SCHEDULE II


                          MATERIAL AGREEMENTS AND LIENS


                         [Section 8.12(a), (b); 9.07(b)]


A.  Material Agreements




B.  Liens


                                   SCHEDULE I

                                                                   SCHEDULE III


                         SUBSIDIARIES AND INVESTMENTS


                            [Section 8.15(a), (b)]


A.  Subsidiaries




B.  Investments



                                   SCHEDULE II

                                                             SCHEDULE IV


              EQUITY INTERESTS OF THE BORROWER

                    [Section 8.14]










                     SCHEDULE III

                                                             SCHEDULE V


                           LITIGATION

                         [Section 8.03]










                          SCHEDULE IV

                                                             SCHEDULE VI

                           TAXES

                      [Section 8.09]










                       SCHEDULE V

                                                             SCHEDULE VII

                  ENVIRONMENTAL MATTERS

                     [Section 8.13]










                     SCHEDULE VI

                                                             EXHIBIT A


           [Form of Incremental Term Loan Activation Notice]

               INCREMENTAL TERM LOAN ACTIVATION NOTICE


To: The Chase Manhattan Bank
    as Administrative Agent under
    the Credit Agreement referred to below

         Reference is hereby made to the Credit Agreement dated as of June 5, 1997 (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT") between Panavision Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent. Terms defined in the Credit Agreement and not defined herein are used herein as defined therein.

         This notice is the Incremental Term Loan Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders signatory hereto (the "INCREMENTAL TERM LOAN LENDERS") hereby notify you that:

         1.   The Incremental Term Loan Activation Date is            .
                                                           -----------

         2.   The Incremental Term Loan Commitment Termination Date is
                         .
              -----------

         3. The Incremental Term Loan Commitment of each Incremental Term Loan Lender is set forth opposite such Incremental Term Loan Lender's name on the signature pages hereof under the caption "Incremental Term Loan Commitment".

         Each of the Incremental Term Loan Lenders and the Borrower hereby agrees that (a) the rate of commitment fee payable by the Borrower to each Incremental Term Loan Lender under Section 2.05(b) of the Credit Agreement on the daily average unused amount of such Incremental Term Loan Commitment
shall be               , (b) the Applicable Margin for Incremental Term Loans
         --------------
shall be                and (c) the Incremental Term Loan Principal Payment
         --------------
Dates shall be the Quarterly Dates falling on or nearest to March 31, June
30, September 30 and December 31 of each year, commencing with             ,
                                                               ------------
through and including                     .
                      --------------------

         The Borrower and the Incremental Term Loan Lenders further agree that the principal of the Incremental Term Loans shall be payable in installments payable on the Incremental Term Loan Principal
-----------
Payment Dates as follows:



                INCREMENTAL TERM LOAN ACTIVATION NOTICE

                                              Amount of Installment
   Incremental Term Loan                       (as a percentage of
  Principal Payment Date                        Incremental Term
 Falling on or Nearest to:                       Loans borrowed)
--------------------------                   ----------------------


              [TO BE COMPLETED IN ACCORDANCE WITH
            SECTION 3.01(c) OF THE CREDIT AGREEMENT]



                                             PANAVISION INC.



                                             By
                                               ----------------------------
                                               Name:
                                               Title:



INCREMENTAL TERM LOAN COMMITMENT             [NAME OF INCREMENTAL TERM LOAN
--------------------------------
$                                            LENDER]



                                             By
                                               ----------------------------
                                               Name:
                                               Title:


              [COMPLETE FOR EACH INCREMENTAL TERM LOAN LENDER]



CONSENTED TO:

THE CHASE MANHATTAN BANK,
  as Administrative Agent


By
  -----------------------
Name:
Title:






                INCREMENTAL TERM LOAN ACTIVATION NOTICE

                                                             EXHIBIT B


                 [Form of Security Agreement]

                     SECURITY AGREEMENT


         SECURITY AGREEMENT dated as of June 5, 1997 between PANAVISION INC., a Delaware corporation (the "BORROWER"); each of the Subsidiaries of the Borrower that may become a "Securing Party" hereunder pursuant to the provisions of Section 6.11 hereof, (individually, a "SUBSIDIARY GUARANTOR" and, collectively, the "SUBSIDIARY GUARANTORS" and, together with the Borrower, the "SECURING PARTIES"); and THE CHASE MANHATTAN BANK, as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "ADMINISTRATIVE AGENT").

         The Borrower, the Subsidiary Guarantors, certain lenders and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 1997 (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans, including, without limitation, the Incremental Term Loans referred to therein and issuing letters of credit) to be made by the Lenders (as defined in the Credit Agreement) to the Borrower in an aggregate principal or face amount not exceeding $200,000,000. In addition, the Borrower may from time to time be obligated to one or more of the Lenders (as so defined), or an Affiliate of any Lender, in respect of one or more Interest Rate Protection Agreements (such indebtedness being herein referred to as the "OTHER INDEBTEDNESS").

         To induce the Lenders (as so defined) to enter into the Credit Agreement and to extend credit thereunder and to extend credit to the Borrower that would constitute Other Indebtedness, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Securing Party has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:

         Section 1. DEFINITIONS. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:

         "ACCOUNTS" shall have the meaning ascribed thereto in Section 3(e) hereof.

         "COLLATERAL" shall have the meaning ascribed thereto in

                      SECURITY AGREEMENT

Section 3 hereof.

         "COLLATERAL ACCOUNT" shall have the meaning ascribed thereto in
Section 4.01 hereof.

         "COPYRIGHT COLLATERAL" shall mean all Copyrights, whether now owned or hereafter acquired by any Obligor, including each Copyright identified in Annex 2 hereto.

         "COPYRIGHTS" shall mean all copyrights, copyright registrations and applications for copyright registrations, including, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

         "DOCUMENTS" shall have the meaning ascribed thereto in Section 3(k) hereof.

         "EQUIPMENT" shall have the meaning ascribed thereto in Section 3(i) hereof.

         "INSTRUMENTS" shall have the meaning ascribed thereto in Section 3(f) hereof.

         "INTELLECTUAL PROPERTY" shall mean, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with
(a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral, listed in Annex 5 hereto; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Securing Party.

                      SECURITY AGREEMENT

         "INVENTORY" shall have the meaning ascribed thereto in Section 3(g) hereof.

         "ISSUERS" shall mean, collectively, the respective corporations, partnerships or other entities identified beneath the names of the Securing Parties on Annex 1 hereto under the caption "ISSUER".

         "MOTOR VEHICLES" shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

         "PARTNERSHIP COLLATERAL" shall mean, collectively, the Collateral described in clause (d) of Section 3 hereof and the proceeds of and to any such property and, to the extent related to any such property or such proceeds, all books, correspondence, credit files, records, invoices and other papers.

         "PATENT COLLATERAL" shall mean all Patents, whether now owned or hereafter acquired by any Obligor, including each Patent identified in Annex 3 hereto.

         "PATENTS" shall mean all patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

         "PLEDGED STOCK" shall have the meaning ascribed thereto in Section 3(a) hereof.

         "SECURED OBLIGATIONS" shall mean, collectively, (a) in the case of the Borrower, the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under the Loan Documents (including, without limitation, all Reimbursement Obligations, Other Indebtedness and interest thereon), (b) in the case of the Subsidiary Guarantors, all obligations of the Subsidiary Guarantors under the Credit Agreement and the other Loan Documents (including, without limitation, in respect of their Guarantee under, and pursuant to the terms of, Section 6 of the Credit Agreement) and (c) in the case of all Securing Parties, all obligations of the Securing Parties to the Lenders and the

                      SECURITY AGREEMENT

Administrative Agent hereunder.

         "STOCK COLLATERAL" shall mean, collectively, the Collateral described in clauses (a) through (c) of Section 3 hereof and the proceeds of and to any such property and, to the extent related to any such property or such proceeds, all books, correspondence, credit files, records, invoices and other papers.

         "TRADEMARK COLLATERAL" shall mean all Trademarks, whether now owned or hereafter acquired by any Securing Party, including each Trademark identified in Annex 2 hereto but excluding any Trademark transferred in accordance with Section 5.04(b)(ii) hereof. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

         "TRADEMARKS" shall mean all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

         "UNIFORM COMMERCIAL CODE" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.








                      SECURITY AGREEMENT

          Section 2. REPRESENTATIONS AND WARRANTIES. Each Securing Party represents and warrants to the Lenders and the Administrative Agent that:

          (a) Such Securing Party is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to
     Section 3 hereof and no Lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for Liens permitted under Section 9.06 of the Credit Agreement and except for the pledge and security interest in favor of the Administrative Agent for the benefit of the Lenders created or provided for herein, which pledge and security interest constitute a first priority perfected pledge and security interest in and to all of such Collateral.

          (b) The Pledged Stock represented by the certificates identified under the name of such Securing Party in Annex 1 hereto is, and all other Pledged Stock in which such Securing Party shall hereafter grant a security interest pursuant to Section 3 hereof will be, duly authorized, validly existing, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter or by-laws of the respective Issuer of such Pledged Stock, upon the transfer of such Pledged Stock (except for (i) any such restriction contained herein or in the Credit Agreement and
     (ii) the Unanimous Shareholder Agreement (the "Unanimous Shareholder Agreement") governing Panavision Canada Holdings Inc. made as of January 18, 1995 and the provisions contained in the articles of incorporation of Panavision Canada Holdings Inc. as of the date hereof which require the directors of Panavision Canada Holdings Inc. to approve any transfer of its shares (which provisions, however, have been complied with by the sole shareholder of Panavision Canada Holdings Inc. acting pursuant to the Unanimous Shareholder Agreement in relation to the pledge contemplated hereby and any enforcement and/or resulting sale of such Pledged Stock hereunder)).

          (c) The Pledged Stock represented by the certificates identified under the name of such Securing Party in Annex 1 hereto constitutes all (or, in the case of an Issuer organized under the laws a jurisdiction other than the United States of America or a State thereof, 66%) of the issued and outstanding shares of capital stock of any class of the Issuers beneficially owned by such Securing Party on the date hereof (whether or not registered in the name of such Securing Party) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such

                              SECURITY AGREEMENT

     Pledged Stock, the respective class and par value of the shares comprising such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate. The partnership interests identified under the name of such Securing Party in Annex 1 hereto constitute all of the partnership interests of the Issuers beneficially owned by such Securing Party on the date hereof, and Annex 1 correctly identifies, as of the date hereof, the partnership interests of the Issuers held by such Securing Party.

          (d) Annexes 2, 3 and 4 hereto, respectively, set forth under the name of such Securing Party a complete and correct list of all Copyrights, Patents and Trademarks owned by such Securing Party on the date hereof; except pursuant to licenses and other user agreements entered into by such Securing Party in the ordinary course of business, that are listed in Annex 5 hereto, such Securing Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in said Annexes 2, 3 and 4, and all registrations listed in said Annexes 2, 3 and 4 are valid and in full force and effect; except as may be set forth in said Annex 5, such Securing Party owns and possesses the right to use all Copyrights, Patents and Trademarks.

          (e) Annex 5 hereto sets forth a complete and correct list of all licenses and other user agreements included in the Intellectual Property on the date hereof.

          (f) To such Securing Party's knowledge, (i) except as set forth in Annex 5 hereto, there is no violation by others of any right of such Securing Party with respect to any Copyright, Patent or Trademark listed in Annexes 2, 3 and 4 hereto, respectively, under the name of such Securing Party and (ii) such Securing Party is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings have been instituted or are pending against such Securing Party or, to such Securing Party's knowledge, threatened, and no claim against such Securing Party has been received by such Securing Party, alleging any such violation, except as may be set forth in said Annex 5.

          (g) Such Securing Party does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

          (h) Any goods now or hereafter produced by such Securing Party or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with

                              SECURITY AGREEMENT
     the requirements of the Fair Labor Standards Act, as amended.

          Section 3. COLLATERAL. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Securing Party hereby pledges and grants to the Administrative Agent, for the benefit of the Lenders as hereinafter provided, a security interest in all of such Securing Party's right, title and interest in the following property, whether now owned by such Securing Party or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as "COLLATERAL"):

          (a) the shares of common and preferred stock of the Issuers represented by the certificates identified in Annex 1 hereto under the name of such Securing Party and all other shares, but only to the extent set forth in Section 5.04(a)(i) hereof, of capital stock of whatever class of the Issuers, now or hereafter owned by such Securing Party, in each case together with the certificates evidencing the same (collectively, the "PLEDGED STOCK"), it being understood that to the extent a Securing Party shall have delivered stock certificates of Panavision Canada Holdings Inc. representing a number of shares greater than the number of shares representing Pledged Stock, the Administrative Agent agrees that (i) such excess stock shall not thereby be deemed pledged but shall be held for the benefit of the Securing Party, and
     (ii) at any time and from time to time, at the request of such Securing Party, to return to such Securing Party certificate(s) representing up to the number of the shares in excess of shares representing the Pledged Stock; PROVIDED that in no event shall the number of shares represented by the certificate(s) in the possession of the Administrative Agent be less than the number of shares of Panavision Canada Holdings Inc. pledged pursuant to the terms of this Agreement;

          (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock;

          (c) without affecting the obligations of such Securing Party under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any

                              SECURITY AGREEMENT
     consolidation or merger in which an Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Securing Party itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the "STOCK COLLATERAL");

          (d) all partnership interests held by such Securing Party (other than, in the case of Panavision U.K. Holdings, Inc., the limited partnership interest in Panavision U.K. L.P. held by it), all certificates (if any) representing or evidencing such partnership interests (including, without limitation, the certificates, if any, identified in Annex 1 hereto under the name of such Securing Party, and all of the rights of such Securing Party under any partnership agreement to which such Securing Party is a party (including, without limitation, all right, title and interest (if any) of such Securing Party as a limited or general partner, as the case may be, to participate in the operation or management of the partnership and all rights of such Securing Party to the property, assets, partnership interests and distributions under such partnership agreement), and all present and future rights of such Securing Party to receive payment of money or other distributions or payments arising out of or in connection with any limited or general partnership interest of such Securing Party, as the case may be (such partnership interests, certificates and rights herein called collectively "PARTNERSHIP COLLATERAL";

          (e) all accounts and, subject to Section 5.04(c) hereof, general intangibles (each as defined in the Uniform Commercial Code) of such Securing Party constituting any right to the payment of money, including (but not limited to) all moneys due and to become due to such Securing Party in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to such Securing Party under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by such Securing Party and all tax refunds (such accounts, general intangibles and moneys due and to become due being herein called collectively "ACCOUNTS");

          (f) all instruments, chattel paper or letters of credit (each as defined in the Uniform Commercial Code) of such Securing Party evidencing, representing, arising from or existing in respect of, relating to, securing or

                              SECURITY AGREEMENT
     otherwise supporting the payment of, any of the Accounts, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called "INSTRUMENTS");

          (g) all inventory (as defined in the Uniform Commercial Code) of such Securing Party, fuel, tires and other spare parts, all goods obtained by such Securing Party in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto (herein collectively called "INVENTORY");

          (h) all Intellectual Property and all other accounts or general intangibles of such Securing Party not constituting Intellectual Property or Accounts;

          (i) all equipment (as defined in the Uniform Commercial Code) of such Securing Party, including all Motor Vehicles (herein collectively called "EQUIPMENT");

          (j) subject to Section 5.04(c) hereof, each contract and other agreement of such Securing Party relating to the sale or other disposition of Inventory or Equipment;

          (k)  all documents of title (as defined in the Uniform Commercial
     Code) or other receipts of such Securing Party covering, evidencing or representing Inventory or Equipment (herein collectively called "DOCUMENTS");

          (l) all rights, claims and benefits of such Securing Party against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Securing Party, including, without limitation, any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

          (m)  the balance from time to time in the Collateral Account; and

          (n) all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Securing Party described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by any Securing Party in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers

                              SECURITY AGREEMENT
     and documents in the possession or under the control of such Securing Party or any computer bureau or service company from time to time acting for such Securing Party.

          Section 4.  CASH PROCEEDS OF COLLATERAL.

          4.01  COLLATERAL ACCOUNT.

          (a) There is hereby established with the Administrative Agent a cash collateral account (the "COLLATERAL ACCOUNT") in the name and under the control of the Administrative Agent into which there shall be deposited from time to time the cash proceeds of any of the Collateral and any other cash proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of any Securing Party (whether received by the Administrative Agent or by any Securing Party) required to be delivered to the Administrative Agent pursuant hereto and into which the Securing Parties may from time to time deposit any additional amounts that any of them wishes to pledge to the Administrative Agent for the benefit of the Lenders as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.

          (b) Without limiting the generality of the provisions of the foregoing paragraph (a), promptly following the occurrence of any Casualty Event affecting the Property of any Securing Party (whether or not such Property is Collateral under this Agreement) resulting in a loss in excess of $500,000, such Securing Party through the Borrower shall give prompt notice thereof to the Administrative Agent and shall cause the proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event to be paid to the Administrative Agent, for deposit into the Collateral Account, as additional collateral security for the payment of the Secured Obligations. To the extent the Administrative Agent shall receive proceeds of any such Casualty Event resulting in a loss of $500,000 or less, the Administrative Agent will, so long as no Event of Default shall have occurred and be continuing, promptly remit such proceeds to the relevant Securing Party through the Borrower.

          (c) The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided in this paragraph (c) and paragraph
(d) below. The Administrative Agent shall (except as otherwise provided in the last sentence of this paragraph (c)) remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the relevant Securing Party as such Securing Party through the

                              SECURITY AGREEMENT

Borrower shall from time to time instruct, PROVIDED that (i) deposits in the Collateral Account that constitute any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of any Securing Party shall be subject to withdrawal only as provided in paragraph (d) below and (ii) at any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 11.03 of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account (regardless of the origin thereof) to the payment of the Secured Obligations in the manner specified in Section
5.09 hereof.

          (d) With respect to any proceeds that are required to be paid into the Collateral Account pursuant to paragraph (b) above, the Borrower may, at its option, to be exercised by delivery of notice to the Administrative Agent within 120 days of the respective Casualty Event, elect to apply any proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event either: (i) to restoration, replacement or repair of the Property affected by such Casualty Event (the "DAMAGED PROPERTY") or to the purchase of other Property used or useful in the business of the Borrower and its Subsidiaries; or (ii) to the prepayment of the Loans and the reduction of the Commitments in the manner and to the extent specified in
Section 2.09(f) of the Credit Agreement. Failure of the Borrower to make such an election within 120 days after the date of any such Casualty Event shall constitute an election to so apply such proceeds to the prepayment of the Loans and the reduction of the Commitments as aforesaid.

          If the Borrower elects to restore, replace or repair the Damaged Property or make such a purchase, any such proceeds (and any earnings thereon) held in the Collateral Account shall be applied by the Borrower to the restoration and repair of the Damaged Property and advanced to the Borrower by the Administrative Agent in periodic installments upon compliance by the Borrower with such reasonable conditions to disbursement as may be imposed by the Administrative Agent, including, but not limited to, reasonable retention amounts and receipt of lien releases.

          Following the occurrence and the continuation of any Event of Default, the Administrative Agent shall have no obligation to release any of such proceeds to the Borrower for restoration, replacement or repair of Damaged Property. All insurance proceeds remaining after the payment for restoration and repair of Damaged Property pursuant to this paragraph (d) may, at the option of the Administrative Agent, be applied to the prepayment of the Loans and the reduction of the Commitments in

                              SECURITY AGREEMENT
the manner and extent specified in Section 2.09(f) of the Credit Agreement or (if consented to by the Majority Lenders) released to the Borrower.

          (e) The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any claims for loss, damage or destruction under any policy or policies of insurance, in excess of $500,000, and the Securing Parties shall within 5 Business Days after request therefor reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and disbursements) incurred by the Administrative Agent in connection with such participation. No Securing Party shall make any compromise, adjustment or settlement in connection with any such claim without approval of the Administrative Agent.

          4.02 INVESTMENT OF BALANCE IN COLLATERAL ACCOUNT. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Securing Party through the Borrower (or, after the occurrence and during the continuance of a Default, the Administrative Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Administrative Agent, PROVIDED that (i) at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 11.03 of the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.09 hereof and (ii) if requested by the respective Securing Party through the Borrower, such Permitted Investments may be held in the name and under the control of one or more of the Lenders that is a bank or trust company (and in that connection each Lender, pursuant to Section 11.10 of the Credit Agreement, has agreed that such Permitted Investments shall be held by such Lender as a collateral sub-agent for the Administrative Agent hereunder).

          4.03 COVER FOR LETTER OF CREDIT LIABILITIES. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities under the Credit Agreement pursuant to Section 2.10(g) or the last paragraph of
Section 10 thereof shall be held by the Administrative Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") and all amounts held in such sub-account shall constitute collateral security FIRST for the Letter of Credit Liabilities outstanding from time to time and SECOND as collateral security for the other Secured Obligations hereunder.

          Section 5. FURTHER ASSURANCES; REMEDIES. In furtherance of the grant of the pledge and security interest

                              SECURITY AGREEMENT
pursuant to Section 3 hereof, the Securing Parties hereby jointly and severally agree with each Lender and the Administrative Agent as follows:

          5.01  DELIVERY AND OTHER PERFECTION.  Each Securing Party shall:

          (a) if any of the shares, securities, certificates, moneys or property required to be pledged by such Securing Party under clauses
     (a), (b), (c) and (d) of Section 3 hereof are received by such Securing Party, forthwith either (x) transfer and deliver to the Administrative Agent such shares, securities or certificates so received by such Securing Party (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Administrative Agent shall deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, certificates, moneys or property in said clauses (a), (b), (c) and (d);

          (b) with respect to any limited partnership interest held by any Securing Party, execute and deliver written instructions to the partnership to register the Lien created hereunder in such limited partnership interest in the books and records maintained by such partnership for such registrations and cause such partnership to execute and deliver to the Administrative Agent a written confirmation to the effect that the Lien created hereunder in such limited partnership interest has been duly registered in such books and records;

          (c) deliver and pledge to the Administrative Agent any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request; PROVIDED, that so long as no Default shall have occurred and be continuing, such Securing Party may retain for collection in the ordinary course any Instruments received by such Securing Party in the ordinary course of business and the Administrative Agent shall, promptly upon request of such Securing Party through the Borrower, make appropriate arrangements for making any Instrument pledged by such Securing Party available to such Securing Party for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document);

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

          (d) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, causing any or all of the Stock Collateral to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to the respective Securing Party copies of any notices and communications received by it with respect to the Stock Collateral pledged by such Securing Party hereunder), PROVIDED that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (h) below;

          (e) at any time during the continuance of an Event of Default, upon request of the Administrative Agent, cause the Administrative Agent to be listed as the lienholder on any certificate of title or ownership covering any Motor Vehicle and within 120 days of such request deliver evidence of the same to the Administrative Agent;

          (f) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement;

          (g) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at such Securing Party's place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Securing Party with respect to the Collateral, all in such manner as the Administrative Agent may require; and

          (h) upon the occurrence and during the continuance of any Default, upon request of the Administrative Agent, promptly notify (and such Securing Party hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in


                              SECURITY AGREEMENT
     respect of such Collateral are to be made directly to the Administrative Agent;

          (h) furnish to the Administrative Agent from time to time (but, unless a Default shall have occurred and be continuing, no more frequently than quarterly) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral, as the Administrative Agent may reasonably request, all in reasonable detail;

          (i) promptly upon request of the Administrative Agent, following receipt by the Administrative Agent of any statements, schedules or reports pursuant to clause (h) above, modify this Agreement by amending Annexes 2, 3 and/or 4 hereto, as the case may be, to include any Copyright, Patent or Trademark that becomes part of the Collateral under this Agreement.

          5.02 OTHER FINANCING STATEMENTS AND LIENS. Except as otherwise permitted under Section 9.06 of the Credit Agreement, without the prior written consent of the Administrative Agent (granted with the authorization of the Lenders as specified in Section 11.09 of the Credit Agreement), no Securing Party shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Lenders.

          5.03 PRESERVATION OF RIGHTS. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

          5.04  SPECIAL PROVISIONS RELATING TO CERTAIN COLLATERAL.

          (a)  STOCK COLLATERAL AND PARTNERSHIP COLLATERAL.

          (i) (x) At all times that an Issuer is organized as a corporation under the laws of a jurisdiction other than the United States of America or a State thereof the relevant Securing Party will cause the Pledged Stock of such Issuer to constitute at all times 66% (in number of votes) of the total number of shares of each class of capital stock having ordinary voting power for the election of the board of directors of such Issuer then outstanding and 100% of the total number of shares of each class of all other capital stock of such Issuer then outstanding, (y) at all times that an Issuer is organized under the laws of

                              SECURITY AGREEMENT
the United States of America or a State thereof the relevant Securing Party will cause the Pledged Stock to constitute at all times 100% of the total number of shares of each class of capital stock of the Issuer then outstanding and (z) at all times that an Issuer is organized under the laws of the United States or any State thereof and is owned by a Person not so organized, no such securities of such Issuer shall constitute Pledged Stock.

          (ii) So long as no Event of Default shall have occurred and be continuing, the Securing Parties shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral and the Partnership Collateral for all purposes not inconsistent with the terms of this Agreement or any other Loan Document, PROVIDED that the Securing Parties jointly and severally agree that they will not vote the Stock Collateral or exercise any powers of ownership with respect to the Partner Collateral in any manner that is inconsistent with the terms of this Agreement or any other Loan Document; and the Administrative Agent shall execute and deliver to the Securing Parties or cause to be executed and delivered to the Securing Parties all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Securing Parties may reasonably request for the purpose of enabling the Securing Parties to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(a)(ii).

          (iii) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Administrative Agent or any Lender exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Credit Agreement or any other Loan Document relating to such Secured Obligation, all dividends and other distributions on the Stock Collateral and the Partnership Collateral shall be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Stock Collateral or the Partnership Collateral, as the case may be, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, the Securing Parties jointly and severally agree to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, PROVIDED that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of the Securing Parties (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to the Securing Parties.

                              SECURITY AGREEMENT

          (b)  INTELLECTUAL PROPERTY.

          (i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 5.05 hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Securing Party hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Securing Party) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Securing Party, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 9.05 of the Credit Agreement that limit the right of the Securing Parties to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Securing Parties will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Securing Parties. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Administrative Agent shall from time to time, upon the request of the respective Securing Party through the Borrower, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Securing Party through the Borrower shall have certified are appropriate (in their judgment) to allow them to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and cancellation or termination of the Commitments and Letter of Credit Liabilities or earlier expiration of this Agreement or release of the Collateral, the Administrative Agent shall grant back to the Securing Parties the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 hereof by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Securing Parties in accordance with the first sentence of this clause (ii).

                              SECURITY AGREEMENT

          (c) Notwithstanding the provisions of Section 3 hereof, the grant of a security interest contained therein shall not extend to, and the Collateral shall not include, (I) any chattel paper and general intangibles or contract rights which are now or hereafter held by a Securing Party as licensee, lessee or otherwise, to the extent that (a) such chattel paper, general intangible or contract right is not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor or other applicable party thereto and (b) such consent has not been obtained; provided, however, that the Collateral shall extend to and include (i) any and all proceeds of such chattel paper, general intangible or contract right to the extent that the assignment or encumbering of such proceeds is not so restricted and (ii) upon any such licensor, lessor or other applicable party's consent with respect to any such otherwise excluded chattel paper, general intangible or contract right being obtained, such chattel paper, general intangible and contract right and any proceeds thereof that might theretofore have been excluded from such grant of security interest contained in Section 3 hereof and the Collateral.

          5.05 EVENTS OF DEFAULT, ETC. During the period during which an Event of Default shall have occurred and be continuing:

          (a) each Securing Party shall, at the request of the Administrative Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and such Securing Party, designated in its request;

          (b) the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

          (c) the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner

                              SECURITY AGREEMENT
     thereof (and each Securing Party agrees to take all such action as may be appropriate to give effect to such right);

          (d) the Administrative Agent in its discretion may, in its name or in the name of the Securing Parties or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

          (e) the Administrative Agent may, upon ten Business Days' prior written notice to the Securing Parties of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, the Lenders or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Administrative Agent or any Lender or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Securing Parties, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included and the Securing Parties shall supply to the Administrative Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of the license granted to the Administrative Agent in Section 5.04(b) hereof, shall be applied in accordance with Section 5.09 hereof.

                              SECURITY AGREEMENT

          The Securing Parties recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Securing Parties acknowledge that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer or issuer thereof to register it for public sale.

          5.06 DEFICIENCY. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Securing Parties shall remain liable for any deficiency (in the case of any Subsidiary Guarantor, subject to Section 6.09 of the Credit Agreement).

          5.07 REMOVALS, ETC. Without at least 30 days' prior written notice to the Administrative Agent, no Securing Party shall (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, or permit any Inventory or Equipment (except Inventory or Equipment leased in the ordinary course of business to third parties) to be located anywhere, other than at the address indicated beneath the signature of the Borrower to the Credit Agreement or at one of the locations identified in Annex 4 hereto under its name or in transit from one of such locations to another or (ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto.

          5.08 PRIVATE SALE. The Administrative Agent and the Lenders shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 hereof conducted in a commercially reasonable manner. Each Securing Party hereby waives, to the extent permitted by applicable law, any claims against the Administrative Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent

                              SECURITY AGREEMENT
accepts the first offer received and does not offer the Collateral to more than one offeree.

          5.09 APPLICATION OF PROCEEDS. Except as otherwise herein expressly provided, and except as provided below in this Section 5.09, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Section 4 hereof or this Section 5, shall be applied by the Administrative Agent:

          FIRST, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Administrative Agent in connection therewith;

          NEXT, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Lenders holding the same may otherwise agree; and

          FINALLY, to the payment to the respective Securing Party, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the "Letter of Credit Liabilities Sub-Account" of the Collateral Account pursuant to Section 4.03 hereof shall be applied FIRST to the Letter of Credit Liabilities outstanding from time to time and SECOND to the other Secured Obligations in the manner provided above in this Section 5.09.

          As used in this Section 5, "PROCEEDS" of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Securing Parties or any issuer of or obligor on any of the Collateral.

          5.10 ATTORNEY-IN-FACT. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of each Securing Party for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

                              SECURITY AGREEMENT

Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Securing Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

          5.11 PERFECTION. Prior to or concurrently with the execution and delivery of this Agreement, each Securing Party shall (i) file such financing statements and other documents in such offices as the Administrative Agent may request to perfect the security interests granted by Section 3 hereof, and (ii) deliver to the Administrative Agent all certificates identified in Annex 1 hereto, accompanied by undated stock powers duly executed in blank.

          5.12 TERMINATION. When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Credit Agreement and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Securing Party and to be released and canceled all licenses and rights referred to in Section 5.04(b) hereof. The Administrative Agent shall also execute and deliver to the respective Securing Party upon such termination such confirmation of termination of Liens (which shall be addressed to other potential lenders to a Securing Party) as may be requested by a Securing Party (acting through the Borrower), such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the respective Securing Party to effect the termination and release of the Liens on the Collateral.

          5.13 FURTHER ASSURANCES. Each Securing Party agrees that, from time to time upon the written request of the Administrative Agent, such Securing Party will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.

                              SECURITY AGREEMENT

          Section 6.  MISCELLANEOUS.

          6.01 NO WAIVER. No failure on the part of the Administrative Agent or any Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.02 NOTICES. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its "Address for Notices" specified pursuant to Section 12.02 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 12.02.

          6.03 EXPENSES. The Securing Parties jointly and severally agree to reimburse each of the Lenders and the Administrative Agent for all reasonable costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of the Securing Parties in respect of the Collateral that the Securing Parties have failed or refused to perform,
(x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3 hereof.

          6.04 AMENDMENTS, ETC. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Securing Party and the Administrative Agent (with the consent of the Lenders as specified in Section 11.09 of the Credit Agreement). Any such amendment or waiver shall be binding upon the Administrative Agent and each Lender, each holder of any of the Secured Obligations and each Securing Party.

                              SECURITY AGREEMENT

          6.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Securing Party, the Administrative Agent, the Lenders and each holder of any of the Secured Obligations (PROVIDED, however, that no Securing Party shall assign or transfer its rights hereunder without the prior written consent of the Administrative Agent).

          6.06 CAPTIONS. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          6.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          6.08  GOVERNING LAW.   This Agreement shall be governed by, and
construed in accordance with, the law of the State of New York.

          6.09 AGENTS AND ATTORNEYS-IN-FACT. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          6.10 SEVERABILITY. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          6.11  ADDITIONAL SECURING PARTIES.   To the extent required by
Section 9.15(a) of the Credit Agreement, new Subsidiaries formed or acquired by the Borrower or any of its Subsidiaries that shall constitute a "Subsidiary" under the Credit Agreement after the date hereof shall become a "Subsidiary Guarantor" under the Credit Agreement and a "Securing Party" under this Agreement, by executing and delivering to the Administrative Agent a Guarantee Assumption Agreement in the form of Exhibit E to the Credit Agreement. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such new Subsidiary, such new Subsidiary shall


                              SECURITY AGREEMENT
automatically and immediately, and without any further action on the part of any Person, become a "Securing Party" for all purposes of this Agreement, and each of Annex 1, 2, 3 and 4 hereto shall be deemed to be supplemented in the manner specified in said Guarantee Assumption Agreement.




                               SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

                                     PANAVISION INC.



                                     By
                                       --------------------
                                       Title:


                                     SUBSIDIARY GUARANTORS

                                     PANAVISION INTERNATIONAL, L.P.


                                     By Panavision Inc.,
                                        its general partner


                                     By
                                       --------------------
                                       Title:


                                     KEEPCO I, INC.


                                     By
                                       --------------------
                                     Title:

                                     KEEPCO II, INC.


                                     By
                                       --------------------
                                       Title:


                                     PANAVISION U.K. HOLDINGS, INC.


                                     By
                                       --------------------
                                       Title:


                                     VICTOR DUNCAN, INC.


                                     By
                                       --------------------

                          SECURITY AGREEMENT

                                       Title:




                                     THE CHASE MANHATTAN BANK,
                                       as Administrative Agent


                                     By
                                       --------------------
                                     Title:



                           SECURITY AGREEMENT

                                                                 ANNEX 1


                            PLEDGED STOCK

                      [See Section 2(b) and (c)]



[NAME OF SECURING PARTY]

              CERTIFICATE     REGISTERED
ISSUER            NOS.          OWNER         NUMBER OF SHARES
------        -----------     ----------      ----------------


                  [COMPLETE FOR EACH SECURING PARTY]




                    ANNEX 1 TO SECURITY AGREEMENT

                                                           ANNEX 2


             LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS
             AND APPLICATIONS FOR COPYRIGHT REGISTRATIONS

                         [See Section 2(d)]







                     ANNEX 2 TO SECURITY AGREEMENT

                                                           ANNEX 3

                 LIST OF PATENTS AND PATENT APPLICATIONS

                           [See Section 2(d)]





                      ANNEX 3 TO SECURITY AGREEMENT

                                                               ANNEX 4




             LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
               TRADEMARK AND SERVICE MARK REGISTRATIONS AND
         APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS


                           [See Section 2(d)]


[Complete for each Securing Party:]

[NAME OF SECURING PARTY]

                 Application (A)
                 Registration (R)        Registration
Mark             Or Serial No. (S)       Or Filing Date
-------------------------------------------------------





                       ANNEX 4 TO SECURITY AGREEMENT

                                                           ANNEX 5




              LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS

                      [See Section 2(d), (e) and (f)]


[Complete for each Securing Party:]

[NAME OF SECURING PARTY]




                        ANNEX 3 TO SECURITY AGREEMENT

                                                           ANNEX 6




                              LIST OF LOCATIONS

                              [See Section 5.07]


[Complete for each Securing Party:]

[NAME OF SECURING PARTY]







                         ANNEX 4 TO SECURITY AGREEMENT

                                                                     EXHIBIT E

                    [Form of Guarantee Assumption Agreement]

                         GUARANTEE ASSUMPTION AGREEMENT


          GUARANTEE ASSUMPTION AGREEMENT dated as of ____________ __, 199_, by _______________________, a ______________ corporation (the "ADDITIONAL
SUBSIDIARY GUARANTOR"), in favor of THE CHASE MANHATTAN BANK, as administrative agent for the lenders or other financial institutions or entities party, lenders, to the Credit Agreement referred to below (in such capacity together with its successors in such capacity, the "ADMINISTRATIVE AGENT").

          Panavision Inc., a Delaware corporation, the "Subsidiary Guarantors" referred to therein, certain lenders named therein (the "LENDERS"), and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 1997 (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT").

          Pursuant to Section 9.15(a) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a "Subsidiary Guarantor" for all purposes of the Credit Agreement, and a "Securing Party" for all purposes of the Security Agreement. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 6.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Section 6 of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 8.01, 8.04,
8.05 and 8.06 of the Credit Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement (with any reference in said Sections to the Loan Documents being deemed to include a reference to this Agreement). In addition, Annexes 1, 2, 3 and 4 to the Security Agreement shall be deemed to be supplemented in respect of the Additional Subsidiary Guarantor as specified in Appendix A hereto.


                        ANNEX 4 TO SECURITY AGREEMENT

          IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

                                       [ADDITIONAL SUBSIDIARY GUARANTOR]


                                       By_____________________________
                                          Title:


Accepted and Agreed:

THE CHASE MANHATTAN BANK,
  as Administrative Agent


By_________________________
  Title:







                        GUARANTEE ASSUMPTION AGREEMENT

                                                                     APPENDIX A



Supplement to Annex 1:

     [To be completed]



Supplement to Annex 2:

     [To be completed]



Supplement to Annex 3:

     [To be completed]



Supplement to Annex 4:

     [To be completed]





                        GUARANTEE ASSUMPTION AGREEMENT

                                                                     EXHIBIT F

                       [Form of Confidentiality Agreement]

                           CONFIDENTIALITY AGREEMENT


                                                         [Date]


[Insert Name and
  Address of Prospective
  Participant or Assignee]



          Re: Credit Agreement dated as of June 5, 1997 (the "CREDIT AGREEMENT") between Panavision Inc. (the "BORROWER"), the Subsidiary Guarantors party thereto, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent.

Dear Ladies and Gentlemen:

          As a Lender party to the Credit Agreement, we have agreed with the Borrower pursuant to Section 12.12 of the Credit Agreement to use reasonable precautions to keep confidential, except as otherwise provided therein, all non-public information identified by the Borrower as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

          As provided in said Section 12.12, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assignee Lender], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

          Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives and for the benefit of us and each Obligor) that (A) such information will not be used by you except in connection with the proposed [participation] [assignment] mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, PROVIDED that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of Section 12.12 of the Credit Agreement), (ii) to the

                        GUARANTEE ASSUMPTION AGREEMENT
extent required by statute, rule, regulation or judicial process, (iii) to your counsel or to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority having jurisdiction over you or any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender (or to Chase Securities, Inc.), (vi) in connection with any litigation to which you or any one or more of the Lenders or the Administrative Agent are a party, or in connection with the enforcement of rights or remedies under the Credit Agreement or under any other Loan Document, (vii) to a subsidiary or affiliate of yours as provided in Section 12.12(a) of the Credit Agreement or
(viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in the form hereof; PROVIDED, FURTHER, that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

          If you are a prospective assignee, your obligations under this Confidentiality Agreement shall be superseded by Section 12.12 of the Credit Agreement on the date upon which you become a Lender under the Credit Agreement pursuant to Section 12.06(b) thereof.

          Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

                                       Very truly yours,


                                       [INSERT NAME OF LENDER]



                                       By_________________________


The foregoing is agreed to
as of the date of this letter.



[INSERT NAME OF PROSPECTIVE
 PARTICIPANT OR ASSIGNEE]


By_________________________



                           CONFIDENTIALITY AGREEMENT

                                                                     EXHIBIT G

                       [Form of Assignment and Acceptance]

          Reference is made to the Credit Agreement dated as of June 5, 1997, as amended, supplemented or otherwise modified from time to time (the "CREDIT AGREEMENT"), among Panavision Inc. (the "BORROWER"), each of the subsidiary guarantors party thereto (each a "SUBSIDIARY GUARANTOR", and, collectively, the "SUBSIDIARY GUARANTORS" and, together with the Borrower, the "OBLIGORS"), each of the lenders party thereto (each a "LENDER", and, collectively, the "LENDERS"), and The Chase Manhattan Bank, as administrative agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT"). Terms defined in the Credit Agreement are used herein with the same meanings.

          [__________] (the "ASSIGNOR") and [___________] (the "ASSIGNEE")
agree as follows:

          1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date set forth in Schedule 1 hereto (the "EFFECTIVE DATE"), an interest (the "ASSIGNED INTEREST") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on
Schedule 1 (individually, an "ASSIGNED FACILITY"; collectively, the "ASSIGNED FACILITIES"), in a principal amount and percentage for each Assigned Facility as set forth on Schedule 1.

          2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the promissory note(s), if

                           CONFIDENTIALITY AGREEMENT
any, held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such promissory note(s), if any, for a new promissory note or new promissory notes, as the case may be, payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and a new promissory note or new promissory notes, as the case may be, payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

          3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Sections [9.01(b) and (c)] thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 12.06(b) of the Credit Agreement, effective as of the Effective Date which date shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent and shall in no event be earlier than the date the information contained herein is recorded in the Register pursuant to Section 12.06(b) of the Credit Agreement).

          5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee

                       FORM OF ASSIGNMENT AND ACCEPTANCE
whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.

          6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement except as provided in Section 12.07 of the Credit Agreement.

          7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed on Schedule 1 hereto by their respective duly authorized officers.





                       FORM OF ASSIGNMENT AND ACCEPTANCE

                                 Schedule 1 to
                          Assignment and Acceptance
            relating to the Credit Agreement, dated as of June 5, 1997, among Panavision Inc., as Borrower,
            the Lenders named therein and The Chase Manhattan Bank,
                   as administrative agent for the Lenders
                (in such capacity, the "Administrative Agent")


Name of Assignor:  _______________

Name of Assignee:  _______________

Effective Date of
Assignment:       _______________



                         Principal Amount           Percentage of
Assigned Facility            Assigned            Aggregate Commitment
-----------------        ----------------        --------------------










[ASSIGNOR]                   [ASSIGNEE]


By_______________________         By________________________
  Title:                            Title:





                       FORM OF ASSIGNMENT AND ACCEPTANCE

[Consented to and] Accepted:

THE CHASE MANHATTAN BANK,
  as Administrative Agent


By_________________________
   Title:


[Consented to:

PANAVISION INC.(1)


By_________________________
   Title:]


[Consented to:

THE CHASE MANHATTAN BANK,(2)
  as Issuing Lender


By_________________________
   Title:]








------------------------

(1)   If required by 12.06(b) of the Credit Agreement.

(2)   If required by 12.06(b) of the Credit Agreement.


                       FORM OF ASSIGNMENT AND ACCEPTANCE